                                                                     EXHIBIT 2.1


                            SHARE PURCHASE AGREEMENT

                                  by and among

                          Metso Automation Holding B.V.

                            as "Metso Canada Seller"



                              Neles-Jamesbury, Inc.

                              as "Metso US Seller"



                         Telvent Sistemas y Redes, S.A.

                             as "Metso Canada Buyer"



                      Metso Automation SCADA Solutions Ltd.

                                as "Metso Canada"



                      Metso Automation SCADA Solutions Inc.

                                  as "Metso US"



                                January 31, 2003

                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of January 31, 2003, is by and among Telvent Sistemas y Redes, S.A. ("Metso Canada Buyer"), Metso Automation SCADA Solutions Ltd. ("Metso Canada"), Metso Automation Holding B.V. ("Metso Canada Seller"), Neles-Jamesbury, Inc. ("Metso US Seller") (collectively with Metso Canada Seller, the "Sellers") and Metso Automation SCADA Solutions Inc. ("Metso US") (collectively with Metso Canada, the "Companies") with the intent it be effective as of January 31, 2003.

                                    RECITALS

A. Metso Canada Seller owns all of the issued and outstanding shares of Metso Canada;

B.    Metso US Seller owns all of the issued and outstanding shares of Metso US;

C. Metso Canada Buyer desires to purchase from Metso Canada Seller, and Metso Canada Seller desires to sell to Metso Canada Buyer, the shares of Metso Canada representing 100% of the share capital owned by Metso Canada Seller upon the terms and subject to the conditions of this Agreement; and

D. Upon the acquisition of the shares of Metso Canada by Metso Canada Buyer, Metso Canada desires to purchase from Metso US Seller, and Metso US Seller desires to sell to Metso Canada the shares of Metso US representing 100% of the share capital owned by Metso US Seller upon the terms and conditions of this Agreement.

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS

As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

1.1.1 "Affiliate" shall have the meaning set forth in Section 2(1) of the Business Corporations Act (Alberta).

1.1.2 "Allowable Asbestos Claims" shall mean: (i) if any Action relating to an Asbestos Claim (as those terms are defined in the Asbestos Indemnity Agreement) is filed and the Indemnifying Parties (as that term is defined in the Asbestos Indemnity Agreement) defaults under its obligations contained in Section 2.4 of the Asbestos Indemnity Agreement, (x) the amount claimed under such Action or, if no amount is explicitly claimed, the amount being claimed as estimated by the Metso Canada Buyer in good faith plus (y) the amount of fees and expenses estimated by the Metso Canada Buyer in good faith to be incurred in defending such Action; and (ii) if the Indemnifying Parties (as that term is defined in the Asbestos Indemnity Agreement) defaults on any payments due to Metso Canada Buyer or Metso Canada under the Asbestos Indemnity Agreement, the amount of such payments.

1.1.3 "Asbestos Claims" shall mean all currently existing and future Claims made against Metso US which relate to asbestos.

1.1.4 "Asbestos Indemnity Agreement" shall mean the agreement to be entered into at the Metso US Closing among Metso US Seller, MAI, Metso Canada and Metso Canada Buyer regarding certain matters relating to asbestos, as set forth in Schedule 1.1.3.

1.1.5 "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement, or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Pension Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by a Company or under which a Company may incur any liability, and (iii) covers any employee or former employee of either of the Companies.

1.1.6 "Canadian Employee Plans" shall mean all Benefit Arrangements and Pension Plans of Metso Canada.

1.1.7 "Canadian GAAP" shall mean generally accepted accounting principles in Canada.

1.1.8       "Companies" shall mean, collectively, Metso Canada and Metso US.

1.1.9 "Confidential Information" shall mean all information that is not generally known to the public, whether of a technical, business, or other nature (including, without limitation, trade secrets, know-how, and information relating to the technology, customers, business plans, products, services, promotional and marketing activities, finances, and other business affairs of such party), that is or was disclosed by or on behalf of either of the Companies to any of the Sellers, or the Sellers' Group prior to the Closing Date, or that is or was otherwise learned by any of the Sellers, or the Sellers' Group prior to the Closing Date in the course of its discussions or business dealings with either of the Companies, and that is sufficiently valuable to afford an actual or potential economic advantage to the Companies. Confidential Information includes, without limitation, software (including source code, object code, executables, and scripts), data, inventions, developments, algorithms, processes, products, documents, drawings, diagrams, images, and recordings, embodied or carried in any tangible or intangible medium.

1.1.10 "Contract" shall mean any agreement, contract, note, bond, mortgage, indenture, loan, evidence of indebtedness, lease, sublease, purchase order, letter of credit, franchise

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                                      -3-


            agreement, undertaking, covenant not to compete, employment agreement, license, instrument, arrangement, obligation or commitment to which the Companies (or either of them) are parties or are bound, or to which their assets or properties are subject, whether oral or written.

1.1.11      "Deferred Payment Deadline" shall mean January 30, 2004.

1.1.12 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, option, right of first refusal, pre-emptive right, right-of-way, patent reservation, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

1.1.13 "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.1.14 "Environmental Law" shall mean any Legal Requirement that requires or relates to the Environment, including:

                  (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

                  (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (iii) reducing the quantities, preventing the release, or
                        minimizing the hazardous characteristics of wastes that are generated;

                  (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (v)   protecting resources, species, or ecological amenities;

                  (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (vii) remediation of the environment and cleaning up
                        pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

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                                      -4-


                  (viii)making responsible parties pay for damages done to
                        health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.1.15 "Environmental Permits" shall mean all orders, permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under Environmental Laws.

1.1.16 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended or any successor law, and the regulations and rules issued pursuant to ERISA or any successor law.

1.1.17 "Governmental Authorities" shall mean all applicable federal, state, provincial and municipal agencies, boards, tribunals, ministries and departments.

1.1.18 "Hazardous Substance" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor.

1.1.19 "including" shall mean including without limitation by reason of enumeration.

1.1.20 "Leased Real Property" shall mean all real property and improvements thereon leased, subleased or otherwise occupied under assignment or sub-assignment of a lease by either of the Companies, including all rights, easements and privileges appertaining or relating thereto.

1.1.21 "Legal Requirement" shall mean any applicable federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, by-law, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.1.22 "MAI" shall mean Metso Automation USA Inc., a corporation incorporated pursuant to the laws of the State of Delaware, USA.

1.1.23 "Material Adverse Effect" or "Material Adverse Change" shall mean any material adverse effect or change in the condition (financial or other), business, results of operations, assets, liabilities or operations of the Companies, taken as a whole, or on the ability of the Sellers or the Companies to consummate the transactions contemplated hereby, or any event or condition or state of facts which could reasonably be expected, with the passage of time, to constitute a "Material Adverse Effect" or "Material Adverse Change" provided that a "Material Adverse Effect" or a "Material Adverse Change" shall not include any fact, event, change, development, circumstance or effect resulting from (i) the failure to obtain any required approval from any Governmental Authority in connection with a Special Contract, or (ii) any change in the general economic, financial, currency exchange or securities market conditions in Canada, the United States or elsewhere in the world.

1.1.24 "Metso Canada" shall mean Metso Automation SCADA Solutions Ltd., a corporation incorporated pursuant to the laws of Canada.

1.1.25 "Metso Canada Buyer" shall mean Telvent Sistemas y Redes, S.A., a corporation incorporated pursuant to the laws of Spain.

1.1.26 "Metso Canada Seller" shall mean Metso Automation Holding B.V., a corporation incorporated pursuant to the laws of the Netherlands.

1.1.27 "Metso Canada Shares" shall mean all of the issued and outstanding shares of Metso Canada, consisting of 11,181,391 Common Shares and 5,000 Class A Shares, all of which are owned by Metso Canada Seller.

1.1.28 "Metso US" shall mean Metso Automation SCADA Solutions Inc., a corporation incorporated pursuant to the laws of the State of Texas, USA.

1.1.29 "Metso US Seller" shall mean Neles-Jamesbury, Inc., a corporation incorporated pursuant to the laws of the State of Massachusetts, USA.

1.1.30 "Metso US Shares" shall mean all of the issued and outstanding shares of Metso US, consisting of 100 common shares, all of which are owned by Metso US Seller.

1.1.31      "NMS Business" shall mean:

                  (a)   the global business carried on by Metso Canada; and

                  (b) the global business carried on by Metso US and the predecessor companies, including Valmet, Inc. and Valmet Automation (USA), Inc., Remote Systems, Inc. and Tejas Controls,

            consisting of:

                        (i) the development of SCADA Software and advance applications including pipeline simulation and modeling software;

                        (ii) the supply of SCADA systems consisting of the Company's SCADA and applications software, third party systems and applications software, computer hardware and related electronic equipment pursuant to project contracts including design, assembly, development, testing, installation, commissioning, training, documentation and after sales warranty and maintenance support;

                        (iii) the design, assembly, sales and service of remote
                              terminal units ("RTUs") from the Metso US facilities in Houston, Texas; and

                        (iv) software engineering consulting services related to SCADA systems.

1.1.32      "Pension Plan" shall mean any employee pension benefit plan which
            (i) a Company maintains, administers, contributes to or is required to contribute to, maintained, administered, contributed to or was required to contribute to, or under which a Company may incur any material liability; and (ii) covers any employee or former employee of a Company.

1.1.33 "Permits" shall mean all licenses, permits, franchises, approvals, notifications, authorizations, consents or orders of, or filings with, any governmental agency or authority, whether foreign, federal, state, provincial or local, or any other person, necessary or desirable for the past, present or presently anticipated conduct of, or relating to the operation of, the Companies, their respective businesses or their respective assets.

1.1.34 "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, trust, sole proprietorship, or other entity, organization or association of any kind.

1.1.35 "Proven Claim" shall mean (i) a Claim, excluding Asbestos Claims (except for Allowable Asbestos Claims), made by Metso Canada Buyer, Metso Canada and/or Metso US against Metso Canada Seller and/or Metso US Seller that has been acknowledged in writing by the party against whom it is made, both as to liability and quantum, as a valid Claim; or (ii) an award of a court or tribunal of competent jurisdiction for a Claim made by Metso Canada Buyer, Metso Canada and/or Metso US against Metso Canada Seller and/or Metso US Seller for which all rights of appeal have expired or have been exhausted.

1.1.36 "Representative" shall mean any officer, director, principal, partner, manager, member, attorney, agent, employee or other representative.

1.1.37 "Securities Act" shall mean the United States Securities Act of 1933, as amended or any successor law, and the regulations and rules issued pursuant to the securities law or any successor law.

1.1.38 "Sellers" shall mean, collectively, Metso Canada Seller and Metso US Seller.

1.1.39 "Sellers' Group" shall mean the Sellers and all of their Subsidiaries, all companies of which each of the Sellers is a Subsidiary and all Subsidiaries of such companies, but excluding the Companies.

1.1.40 "Shares" shall mean, collectively, the Metso Canada Shares and the Metso US Shares.

1.1.41 "Special Claim" shall mean any claim made by the Metso Canada Buyer or either of the Companies for any Damages with respect to a breach of Section 4.6.3 or Section 4.17 (other than in respect of Asbestos Claims).

1.1.42 "Standby Letter of Credit" shall mean a standby letter of credit substantially in the form attached as Schedule 1.1.40 in the amount of Five Million Six Hundred Thousand Dollars ($5,600,000) and any replacement or amended letter or letters of credit permitted under the Purchase Price Holdback Escrow Agreement.

1.1.43      "Subcontracts" shall mean the subcontracts described in Schedule
            6.7.2.

1.1.44 "Subsidiary" shall mean with respect to any Person, any corporation or other Person ("Owner" for the purpose of this definition) of which securities or other interests having the power to elect the management of that corporation or other Person's board of directors or similar governing body (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

1.1.45 "Transaction Bonus" shall mean the transaction bonus which is payable by Metso Canada to the six senior executives of Metso Canada within 60 days of completion of the sale of the shares of Metso Canada as described in Schedule "A" attached to the employment agreements, each dated June 17, 2002, between Metso Canada and each of such executives (the "Employment Agreements"). Metso Canada has agreed to amend Schedule "A" to the Employment Agreements so that the employees shall be entitled to be paid the bonus if the sale of the Shares is completed, as contemplated in this Agreement, regardless of the date of completion.

1.1.46 "Unproven Claim" shall mean a Claim, excluding Asbestos Claims (except for Allowable Asbestos Claims), made by Metso Canada Buyer, Metso Canada and/or Metso US against Metso Canada Seller and/or Metso US Seller which is not a Proven Claim.

1.1.47 "US Code" shall mean the United States Internal Revenue Code of 1986, as amended or any successor law, and the regulations issued by the US IRS pursuant to the US Code and any successor law.

1.1.48 "US Employee Plans" shall mean all Benefit Arrangements and Pension Plans that provide benefits to employees or former employees of Metso US.

1.1.49 "US GAAP" shall mean generally accepted accounting principles in the United States of America.

1.1.50 "US IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

1.1.51 "WARN Act" shall mean the United States Worker Adjustment and Retraining Notification Act, as amended.

1.2 OTHER DEFINED TERMS

The following terms shall have the meanings ascribed to them in the Sections set forth below:

Term                                                        Section
----                                                        -------
Actions                                                     4.10
Agreement                                                   Preamble
Canadian Group Plans                                        4.14.1
Claim                                                       9.2.4
Claim Notice                                                9.2.4
Closing                                                     3.1
Closing Date                                                3.1

Term                                                        Section
----                                                        -------
Copyrights                                                  4.19.1
Damages                                                     9.2.1
ERISA Affiliate                                             4.15.1
Financial Statements                                        4.6.1
Intellectual Property                                       4.19.1
Interim Trademark License Agreement                         8.1.4
January Operating Loss                                      2.2.6.1
January Operating Profit                                    2.2.6.1
Material Contracts                                          4.18.1
Metso Canada Closing                                        3.1
Metso Canada Closing Date                                   3.1
Metso Canada Deferred Payment                               2.2.3.3
Metso Canada Financial Statements                           4.6.1
Metso Canada Purchase Price                                 2.2.1
Metso Group Insurance                                       6.10
Metso US Closing                                            3.1
Metso US Closing Date                                       3.1
Metso US Deferred Payment                                   2.2.4.2
Metso US Financial Statements                               4.6.1
Metso US Purchase Price                                     2.2.2
Owned Software                                              4.19.6
Patents                                                     4.19.1
Purchase Price Holdback Escrow Agreement                    2.2.5
Qualified Plan                                              4.15.2
Released Contracts                                          6.7.1
Software                                                    4.19.1
Special Contracts                                           6.7.2
Tax Holdback Escrow Agreement                               2.2.3.2
Third Party Software                                        4.19.6
Trade Secrets                                               4.19.1
Trademarks                                                  4.19.1
US Group Plans                                              4.15.1

1.3 BEST OF KNOWLEDGE

Any reference herein to "the best of the knowledge" of a party hereto will be deemed to mean the actual knowledge of such party without any inquiry or investigation and, with respect to the Companies, will be deemed to mean the actual knowledge of only David Jardine, Steve Aasen, Jackie Bohez, Cameron Demcoe, Kelly Flock, Phil Goulet and Larry Stack.

1.4 APPENDICES AND SCHEDULES

The Appendices and Schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

2.1 TRANSFER OF SHARES

2.1.1 Metso Canada. Upon the terms and subject to the conditions contained herein, at the Metso Canada Closing, Metso Canada Seller will sell, convey, transfer, assign and deliver to Metso Canada Buyer, and Metso Canada Buyer will acquire from Metso Canada Seller, the Metso Canada Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2.1.

2.1.2 Metso US. Upon the terms and subject to the conditions contained herein, at the Metso US Closing, Metso US Seller will sell convey, transfer, assign and deliver to Metso Canada, and Metso Canada will acquire from Metso US Seller, the Metso US Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2.2.

2.1.3 Concurrent Closings. The Metso US Closing shall occur immediately following the Metso Canada Closing. The Metso Canada Closing shall not occur unless and until all conditions to the Metso US Closing have been satisfied or waived and the Metso US Closing is able to occur immediately following the Metso Canada Closing.

2.2 PURCHASE PRICE

2.2.1 Purchase Price for Metso Canada. The purchase price for the Metso Canada Shares shall be Twenty-Four Million Nine Hundred Sixteen Thousand Three Hundred Forty-Nine Dollars ($24,916,349) (the "Metso Canada Purchase Price").

2.2.2 Purchase Price for Metso US. The purchase price for the Metso US Shares shall be Ten Million One Hundred Forty-Three Thousand Dollars ($10,143,000) (the "Metso US Purchase Price"). The Metso Canada Purchase Price and the Metso US Purchase Price are sometimes collectively referred to herein as the "Purchase Price").

2.2.3 Metso Canada Payment. The Metso Canada Purchase Price shall be paid by the Metso Canada Buyer as follows:

            2.2.3.1 Fourteen Million Four Hundred Eighty-Seven Thousand Two Hundred Sixty-Two Dollars ($14,487,262) to the Metso Canada Seller or its order by bank transfer on the Metso Canada Closing;

            2.2.3.2 Six Million Two Hundred Twenty-Nine Thousand Eighty-Seven Dollars ($6,229,087) to Bennett Jones LLP in trust by bank transfer on the Metso Canada Closing for the benefit of the Metso Canada Seller on the terms and conditions of the Tax Holdback Escrow Agreement in the form attached as Schedule 2.2.3.2 (the "Tax Holdback Escrow Agreement"); and

            2.2.3.3 Four Million Two Hundred Thousand Dollars ($4,200,000), less the amounts of Proven Claims and Unproven Claims Metso Canada Buyer elects to deduct in accordance with
                        Section 9.4, to the Metso Canada Seller or its order on or before the Deferred Payment Deadline (the "Metso Canada Deferred Payment").

2.2.4 Metso US Payment. The Metso US Purchase Price shall be paid by Metso Canada as follows:

            2.2.4.1 Eight Million Seven Hundred Forty-Three Thousand Dollars ($8,743,000) to the Metso US Seller or its order by bank transfer on the Metso US Closing; and

            2.2.4.2 One Million Four Hundred Thousand Dollars ($1,400,000), less the amounts of Proven Claims and Unproven Claims Metso Canada elects to deduct in accordance with Section 9.4, to the Metso US Seller or its order on or before the Deferred Payment Deadline (the "Metso US Deferred Payment").

2.2.5 Deferred Payment. Metso Canada Buyer on its own behalf and on behalf of Metso Canada will cause the Standby Letter of Credit to be delivered to Bennett Jones LLP in trust on the Metso US Closing on the terms and conditions of the Purchase Price Holdback Escrow Agreement in the form attached as Schedule 2.2.5 (the "Purchase Price Holdback Escrow Agreement") as security for the payment of the Metso Canada Deferred Payment and the Metso US Deferred Payment.

2.2.6       Post-Closing Adjustments

            2.2.6.1 Within seven (7) days following the Closing Date, Metso Canada Seller shall deliver to Metso Canada Buyer and the Companies a statement (the "Adjustment Statement"), signed by a duly authorized representative of Metso Canada Seller, stating the aggregate operating profit for the Companies, taken together (the "January Operating Profit") or the aggregate operating loss for the Companies, taken together (the "January Operating Loss"), as the case may be, for the month ended January 31, 2003, which statement shall include true copies of the unaudited financial statements for the Companies for the such period, which financial statements shall be prepared in a manner consistent with current practices. Provided, however, that for the purpose of the calculation of "January Operating Profit" and "January Operating Loss" shall be made without taking into account the effect of the cancellation of the $148,798 owing from Metso Canada Buyer to Metso Canada pursuant to Trinidad Contract 108457.

            2.2.6.2 The Adjustment Statement shall be final and binding upon the parties for the purposes of this Section 2.2.6.

            2.2.6.3 Within seven (7) days following the receipt by Metso Canada Buyer of the Adjustment Statement, a cash payment shall be made as follows: (i) if the January Operating Profit, if any, is greater than $200,000, Metso Canada Seller shall pay Metso Canada Buyer an amount equal to the amount by which the January Operating Profit exceeds $200,000; and (ii) if the January Operating Loss, if any, is greater than $200,000, Metso Canada Buyer shall pay Metso Canada Seller an amount equal to the amount by which the Operating Loss exceeds $200,000.

            2.2.6.4 All payments made under this Section 2.2.6 shall be made by wire transfer and shall bear interest calculated from the Closing Date to the date of payment at the Royal Bank of Canada prime rate.

            2.2.6.5 The determination and payment of any amounts due pursuant to the provisions of this Section 2.2.6 shall not limit or affect any other rights or causes of action any of the parties hereto may have hereunder with respect to the representations, warranties, covenants and indemnities in its favour contained herein.

                                    ARTICLE 3
                                     CLOSING

3.1 CLOSING

The closing of the purchase and sale of the Metso Canada Shares (the "Metso Canada Closing") shall take place at the offices of Bennett Jones LLP, solicitors for the Sellers, 4500 Bankers Hall East, 855 - 2nd Street SW, Calgary, Alberta, Canada, T2P 4K7, at 2:00 p.m. (Calgary time) on January 31, 2003 or at such other place, time and date as the parties shall mutually agree (the "Metso Canada Closing Date") and the closing of purchase and sale of the Metso US Shares (the "Metso US Closing") (the Metso Canada Closing and the Metso US Closing are sometimes collectively referred to as the "Closing") shall take place at the offices of Bennett Jones LLP, solicitors for Sellers, at the aforesaid address, immediately following the Metso Canada Closing or at such other place, time and date as the parties shall mutually agree (the "Metso US Closing Date") (the Metso Canada Closing Date and the Metso US Closing Date are sometimes collectively referred to as the "Closing Date").

3.2 DELIVERIES AT CLOSING

3.2.1 Metso Canada Seller's Delivery Obligations. To effect the sale and transfer of the Metso Canada Shares, Metso Canada Seller will, at the Metso Canada Closing, execute (or cause to be executed by any other party thereto other than the Metso Canada Buyer) and deliver to the Metso Canada Buyer:

            3.2.1.1 certificates evidencing the Metso Canada Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank; and

            3.2.1.2     all certificates and other documents described in
                        Section 8.1.

3.2.2 Metso Canada Buyer's Delivery Obligations. To effect the sale and transfer referred to in Section 2.1 hereof, Buyer will, at the Metso Canada Closing, execute and deliver to Sellers:

            3.2.2.1 the portion of the Metso Canada Purchase Price due on the Metso Canada Closing as set out in Section 2.2.3; and

            3.2.2.2     all certificates and other documents described in
                        Section 7.1.

3.2.3 Metso US Seller's Delivery Obligations. To effect the sale and transfer of the Metso US Shares, Metso US Seller will, at the Metso US Closing, execute (or cause to be executed by any other party thereto other than the Metso Canada Buyer or Metso Canada) and deliver to Metso Canada:

            3.2.3.1 certificates evidencing the Metso US Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank; and

            3.2.3.2     all certificates and other documents described in
                        Section 8.2.

3.2.4 Metso Canada's Delivery Obligations. To effect the sale and transfer referred to in Section 2.1 hereof, Metso Canada Buyer will, at the Metso US Closing, execute and deliver to Metso US Seller:

            3.2.4.1 the portion of the Metso US Purchase Price due on the Metso US Closing as set out in Section 2.2.4; and

            3.2.4.2     all certificates and other documents described in
                        Section 7.2.

3.2.5 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as a Schedule hereto, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Metso Canada Seller (with respect to itself and Metso Canada only), Metso US Seller (with respect to itself and Metso US only), Metso Canada (with respect to itself only) and Metso US (with respect to itself only) hereby jointly and severally, with respect to Sections 4.6.3 and 4.17, and otherwise severally and not jointly, represent and warrant for the benefit of the Metso Canada Buyer and the Companies as follows:

4.1 ORGANIZATION

Each of the Companies is a corporation duly incorporated, organized and validly subsisting and, in the case of Metso US and Metso US Seller, in good standing, under the laws of the jurisdiction of its incorporation, and is duly licensed, registered and qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary.

4.2 SUBSIDIARIES

The Companies have no Subsidiaries. Metso US has a branch office and a liaison office in Turkey.

4.3 AUTHORIZATION

Except for the approval of the board of directors of Metso Canada to the acquisition of the Metso US Shares, each of the Sellers and each of the Companies has full power and authority (corporate, fiduciary or other) to enter into this Agreement and to carry out the transactions contemplated hereby, and each of the Sellers and each of the Companies has taken all action required by law, its charter or other governing documents, as the case may be, or otherwise, to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of each of the Sellers and each of the Companies enforceable against each of them in accordance with its terms, except as limited by: (a) bankruptcy, insolvency, reorganization resulting from said bankruptcy or insolvency, moratorium or other such laws concerning the rights of creditors or other obligees generally; and (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

4.4 NO VIOLATION; CONSENTS

None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation, Bylaws or other governing documents of any of the Sellers or the Companies, (ii) violate, conflict with, result in a breach of or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) or, except as set forth in
Schedule 4.4, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation with respect to, any Contract to which either of the Companies is a party or by which any of the Shares, or any of the assets or properties of the Companies are bound or affected, (iii) result in the creation or imposition of any Encumbrance upon any of the Shares or (iv) violate, conflict with or result in the breach of any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which any of the Sellers or the Companies or any of their properties or assets are subject. Except as set forth in Schedule 4.4, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any Governmental Authority, is required in connection with the execution, delivery and performance by each of the Sellers and the Companies of this Agreement or the consummation by each of the Sellers and the Companies of the transactions contemplated by each of them herein.

4.5 CAPITALIZATION

4.5.1 The authorized capital stock of Metso Canada consists of an unlimited number of Class A Shares without par value and an unlimited number of Common Shares without par value of which 11,181,391 Common Shares and 5,000 Class A Shares (and no more) are issued and outstanding. Metso Canada Seller is, of record and beneficially, the owner and holder of the Metso Canada Shares, free and clear of all Encumbrances.

4.5.2 There are no shares of capital stock of Metso Canada issued and outstanding or agreed or committed to be issued other than the Metso Canada Shares. All Metso Canada Shares: (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) were issued in compliance with all legal requirements; and (iii) are free of Encumbrances. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any of the capital stock of Metso Canada; (ii) options, warrants, calls or other rights, including, without limitation, rights to demand registration or to sell securities in connection with any registration by Metso Canada under applicable securities legislation, with respect to the capital stock of Metso Canada or to purchase or subscribe for capital stock of Metso Canada or securities convertible into or exchangeable or exercisable for capital stock of Metso Canada; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, or assignment of any capital stock, any convertible or exchangeable securities or any options, warrants or rights of Metso Canada; or (iv) Metso Canada Shares or other securities of Metso Canada pledged as collateral to secure any agreement or obligation of Metso Canada. There are no outstanding obligations of Metso Canada to redeem or otherwise acquire any of its securities. There are no voting trust agreements, unanimous shareholder agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to conveyance, voting or dividend rights with respect to the Metso Canada Shares.

4.5.3 The authorized capital stock of Metso US consists of 1000 common shares with a par value of $10 per share, of which 100 common shares (and no more) are issued and outstanding. Metso US Seller is, of record and beneficially, the owner and holder of the Metso US Shares, free and clear of all Encumbrances.

4.5.4 There are no shares of capital stock of Metso US issued and outstanding or agreed or committed to be issued other than the Metso US Shares. All Metso US Shares: (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) were issued in compliance with all legal requirements; and (iii) are free of Encumbrances. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any of the capital stock of Metso US; (ii) options, warrants, calls or other rights, including, without limitation, rights to demand registration or to sell securities in connection with any registration by Metso US under applicable securities legislation, with respect to the capital stock of Metso US or to purchase or subscribe for capital stock of Metso US or securities convertible into or exchangeable or exercisable for capital stock of Metso US; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, or assignment of any capital stock, any convertible or exchangeable securities or any options, warrants or rights of Metso US; or (iv) Metso US Shares or other securities of Metso pledged as collateral to secure any agreement or obligation of Metso US. There are no outstanding obligations of Metso US to release or otherwise acquire any of its securities. There are no voting trust agreements, unanimous shareholder agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to conveyance, voting or dividend rights with respect to the Metso US Shares.

4.6 FINANCIAL STATEMENTS

4.6.1 Attached hereto as Schedule 4.6 are the balance sheet and statement of income of Metso Canada for the year ended December 31, 2002 (the "Metso Canada Financial Statements") and the balance sheet and statement of income of Metso US for the year ended December 31, 2002 (the "Metso US Financial Statements") (the Metso Canada

            Financial Statements and the Metso US Financial Statements are collectively referred to as the "Financial Statements"). To the best of the knowledge of Sellers, the Financial Statements (i) are true, correct and complete in all material respects as at and for the periods then ended, (ii) are in accordance with the underlying books and records of the Companies, (iii) have been prepared in accordance with Canadian GAAP or US GAAP, as the case may be, consistently applied throughout the periods covered thereby, and (iv) fairly and accurately present the assets, liabilities and financial position of the Companies as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended.

4.6.2       No Undisclosed Liabilities.

            Except as set forth in Schedule 4.6.2, the Companies have no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and liabilities and obligations not required by Canadian GAAP or US GAAP, as the case may be, to be disclosed in the Financial Statements.

4.6.3       No Non-NMS Business Liabilities.

            Excluding any matters relating to asbestos, neither of the Companies has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that do not relate to the NMS Business except for liabilities or obligations reflected in the Financial Statements.

4.7  NO CHANGE IN THE ASSETS

Since December 31, 2002:

4.7.1       There has been no Material Adverse Change in the Companies;

4.7.2 Except in the ordinary course of business, there has not been any sale or other disposition of any material assets of the Companies or any Encumbrance placed on their assets; and

4.7.3 Each of the Companies has operated its business in the ordinary course consistent with its past practice.

4.7.4 Except in the ordinary course of business, there has been no payment or increase by the Companies of any bonuses, salaries, or other compensation to any director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee.

4.7.5 There has been no adoption of, or increase in the payments to or benefits under, any US Employee Plan.

4.7.6 Except in the ordinary course of business, there has been no damage to or destruction or loss of any asset or property of either of the Companies or any of their Subsidiaries, whether or not covered by insurance, that has had a Material Adverse Effect.

4.7.7 There has been no cancellation or waiver of any claims or rights with a value to either of the Companies or any of their Subsidiaries in excess of $100,000 except Metso Canada has agreed in principle with Egyptian Natural Gas Company (GASCO) to waive Metso Canada's claim for compensation for delays caused by GASCO in exchange for GASCO releasing any potential claims for penalties for delays (which are limited to approximately $700,000, being 5% of the Contract value).

4.7.8 There has been no change in the accounting methods used by either of the Companies, except as requested by the Metso Canada Buyer in writing.

4.7.9 There has been no agreement, whether oral or written, by either of the Companies or any of their Subsidiaries to do any of the foregoing.

4.8 REAL PROPERTY

Schedule 4.8 sets forth a complete and accurate list of all real property, leaseholds or other interests in real property owned by the Companies. All leases are in good standing and the Companies have not received any notice of termination or default under any lease nor do they know of any fact that would cause the lessor to terminate any lease or issue a notice of default. Each Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 4.8 and personal property sold or used since the date of the Financial Statements in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by such Company since the date of the Financial Statements (except for personal property acquired and sold or used since the date of the Financial Statements in the ordinary course of business and consistent with past practice).

4.9  BOOKS AND RECORDS

4.9.1 Metso Canada. The minute books of Metso Canada have been made available to the Metso Canada Buyer, and do not contain any misstatements (for the purposes of the foregoing statement, omissions are not misstatements). To the extent that there are records of meetings held and of corporate actions or written consents by the shareholders, board of directors and committees of the board of directors of Metso Canada, they are accurate records. The registers of shareholders and directors of Metso Canada is each an accurate and complete record showing the current shareholders of Metso Canada and the shares each shareholder owns and the directors of Metso Canada, respectively.

4.9.2 Metso US. The minute books of Metso US have been made available to the Metso Canada Buyer, and, to the extent that such minute books contain minutes of meetings of the shareholders, board of directors and any committees of the board of directors of Metso US, they contain accurate and materially complete records of all corporate actions or written consents by the shareholders, board of directors and committees of the board of directors of Metso US and no meeting has been held for which minutes have not been prepared and are not contained in such minute books. The stock books of Metso US contain accurate and complete records of all transactions effected in the stock of Metso US through and including the date hereof.

4.10 LITIGATION

Except as set forth in Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, administrative proceeding, governmental audit or investigation (collectively, "Actions") which has been served upon either of the Companies or of which any of the Sellers or the Companies has knowledge, or, to the best of the knowledge of the Sellers and the Companies, threatened:

                  (i) against, related to or affecting the Companies or their respective assets; or

                  (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement,

which may have a Material Adverse Effect on the Companies (or either of them) or either of their respective businesses or assets.

4.11 COMPLIANCE WITH LAW; PERMITS

To the best of the knowledge of the Sellers and the Companies, the Companies and the conduct of their respective businesses have not violated and are in compliance with all Legal Requirements and all Permits. The Companies have all Permits necessary for the operation of their businesses.

4.12 NO OTHER AGREEMENTS TO SELL THE COMPANIES

None of the Sellers or the Companies has any commitment or legal obligation, absolute or contingent, to any Person other than the Metso Canada Buyer and Metso Canada to sell, assign, transfer or effect a sale of any of the Shares or any other shares of the Companies' capital stock (authorized or unauthorized), or to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Companies, or to effect any sale of the Companies' assets (other than in the ordinary course of business of the Companies).

4.13 TAX MATTERS

4.13.1 United States. Appendix 4.13.1 sets forth the tax-related representations, warranties and covenants with respect to Metso US.

4.13.2 Canada. Appendix 4.13.2 sets forth the tax-related representations, warranties and covenants with respect to Metso Canada.

4.14 CANADIAN EMPLOYEES AND EMPLOYEE BENEFITS

4.14.1 Disclosure. Schedule 4.14.1 contains a complete list of all Canadian Employee Plans for the benefit of Metso Canada employees. In addition, Schedule 4.14.1 identifies those Canadian Employee Plans which are group plans (the "Canadian Group Plans").

4.14.2 Delivery of Copies of Relevant Documents. Metso Canada Seller has made available to the Metso Canada Buyer current, accurate and complete copies of all Canadian Employee Plans (including any amendments thereto), and all summary plan descriptions, and other material agreements, documents or instruments relating thereto.

4.14.3 All Remuneration Paid. Except as set forth in Schedule 4.14.3, to the best of the knowledge of Metso Canada Seller and Metso Canada, all staff salaries, remuneration, benefits, deductions, contributions, holiday or vacation pay (including sick leave) and workers' compensation payments for all employees of Metso Canada have been fully accrued or paid and satisfied as at the date of this Agreement.

4.14.4 Employees and Consultants. All employees have, and all former employees of Metso Canada since 1996 had, written employment contracts or written and accepted offers of employment in the forms provided on a compact disc delivered to Edwards, Kenny & Bray on or around December 16, 2002. All consultants, dependant and independent contractors have and all former consultants, dependant and independent contractors of Metso Canada since 1996 had written contracts in the forms provided on a compact disc delivered to Edwards, Kenny & Bray on or around December 16, 2002. There have been no amendments or changes to the provisions relating to the inventions and confidentiality in such agreements. Except for the foregoing and as set forth in Schedule 4.18, Metso Canada is not a party to any written contract: (i) for the employment of any officer or individual employee; or (ii) for consulting services on an ongoing basis which cannot be terminated without penalty or additional compensation within thirty (30) days of the Metso Canada Closing Date.

4.14.5      Pension Plans. Metso Canada does not have any Pension Plans.

4.14.6 Compliance with Law. Except as set forth in Schedule 4.14.6, to the best of the knowledge of Metso Canada Seller and Metso Canada, each Canadian Employee Plan has been established, qualified, invested and maintained in compliance with its terms and with the requirements prescribed by any and all Legal Requirements.

4.15 US EMPLOYEE AND EMPLOYEE BENEFITS

4.15.1 Disclosure. Schedule 4.15.1 contains a complete list of all US Employee Plans (including all US employee benefit plans, whether or not within the meaning of ERISA Section 3(3)) sponsored or maintained by (or to which contributions are made by) either (1) Metso US, or (2) any other organization which together with Metso US is treated as a single employer under US Code Sections 414(b) or (c) (an "ERISA Affiliate"), for the benefit of Metso US employees. There are no individuals who are entitled to retiree medical benefits and/or retiree life insurance under a US Employee Plan or otherwise by virtue of an employee's retirement from, or other employment with, Metso US or predecessor company of Metso US. In addition,
            Schedule 4.15.1 identifies those US Employee Plans which are sponsored by an ERISA Affiliate and in which employees of Metso US participate (the "US Group Plans").

4.15.2 Delivery of Copies of Relevant Documents. Metso US Seller has made available to the Metso Canada Buyer (i) current, accurate and complete copies of all US Employee Plans

            (including any amendments thereto), and all summary plan descriptions, and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each US Employee Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any US Employee Plan which is intended to qualify under US Code Section 401(a) (a "Qualified Plan"); and (iv) copies of the most recent annual reports (Forms
            5500) with respect to each Employee Plan required to file an annual report.

4.15.3 Employees and Consultants. No employees have and no former employees of Metso US had written employment contracts. All employees have, and all former employees of Metso US had, signed written confidentiality and invention agreements in the forms provided on a compact disc delivered to Edwards, Kenny & Bray on or around December 16, 2002. All consultants, dependant and independent contractors have and all former consultants, dependant and independent contractors of Metso US had written contracts in the forms provided on a compact disc delivered to Edwards, Kenny & Bray on or around December 16, 2002. There have been no amendments or changes to the provisions relating to the inventions and confidentiality in such agreements. Except for the foregoing and as set forth in Schedule 4.18, Metso US is not a party to any written contract: (i) for the employment of any officer or individual employee; or (ii) for consulting services on an ongoing basis which cannot be terminated without penalty or additional compensation within thirty (30) days of the Metso US Closing Date.

4.15.4 Compliance with Law. Except as set forth in Schedule 4.15.4, to the best of the knowledge of Metso US Seller and Metso US, with respect to each US Employee Plan:

                  (i) Metso US and each ERISA Affiliate has complied in all material respects with all provisions of such plan, all contributions that are required to have been paid to such plans on or before the Metso US Closing Date have been paid to such plans in a timely fashion and with ERISA, the US Code and other applicable statutes, orders, rules and regulations, and no act or omission by Metso US, each ERISA Affiliate, or any fiduciary of any such plan has occurred, no event has occurred and no condition exists that will or could reasonably be expected to give rise to material liability for a breach of fiduciary responsibilities under ERISA, or to any material fines, penalties, excise taxes, corrective payments, fees, sanctions or other payments under ERISA, the US Code or other applicable statutes, orders, rules and regulations;

                  (ii) each such plan which is intended to be tax-qualified under Section 401(a) of the US Code has received from the US IRS a favorable determination letter as to its qualification under the US Code, and no event has occurred that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust;

                  (iii) other than routine applications, filings and amendments and modifications, there is no matter pending with respect to any of the plans before the US IRS, the US Department of Labor or the Pension Benefit Guaranty Corporation or any other federal, state or local governmental agency;

                  (iv) there are no actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened, which could subject Metso US to any material liability; and

                  (v) none of Metso US Seller, Metso US, any ERISA Affiliate or any other person is engaged in a prohibited transaction (within the meaning of US Code Section 4975 or ERISA Section 406) which would subject Metso US to any material Taxes (as such term is defined in Appendix 4.13.1), penalties or other liabilities resulting from prohibited transactions under US Code Section 4975 or under ERISA Sections 409 or 502(i).

4.15.5 No ERISA Material Liability. To the best of the knowledge of Metso US Seller and Metso US, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material liability that could be imposed on Metso US under Title IV of ERISA, or US Code section 412.

4.15.6 Metso US Seller 401(k) Plan. Effective as of the Metso US Closing Date, Metso US and employees of the Companies will cease participation in the Metso US Seller 401(k) plan and Metso US Seller will fully vest all employees of the Companies in their account balances. As soon as is practicable after the Metso US Closing Date (or as the parties otherwise mutually agree), Metso US Seller will cause to be transferred to a retirement plan maintained by Metso US that is intended to be tax-qualified under Section 401(a) of the US Code, the respective account balances (including any related loans and qualified domestic relations orders) and related assets of the Companies' employees and former employees who maintain an account balance in the Metso US Seller 401(k) plan. Upon such transfer, the retirement plan of Metso US will assume the related liabilities. Employees who have outstanding participant loans under the Metso US Seller 401(k) plan will be permitted to continue making loan payments to the Metso US Seller 401(k) plan until such time as the loans are transferred to the retirement plan of Metso US.

4.15.7 Right to Amend US Employee Plans. With respect to each US Employee Plan, including, without limitation, plans that provide severance benefits, Metso US has the right to terminate any such plan, at any time, without the incurrence of any additional liability or any obligation to provide for benefits past the date of termination.

4.16 LABOR RELATIONS

No collective bargaining or similar agreement is being negotiated by either Company or any member of the Sellers' Group in respect of either Company, there is no pending or, to the best of the knowledge of the Seller and the Companies, threatened labor dispute, strike, slowdown, lockout or work stoppage against either Company, no member of the Sellers' Group is a party to or bound by any collective bargaining or similar agreement with any union or work rules or practices agreed to with any labor organization or employee association applicable to employees of either Company and none of the employees of either Company are represented by any labor organization and, to the best of the knowledge of the Seller and the Companies, there are no current union organizing activities among the employees of any member of the Sellers' Group. Metso US has not (i) failed to comply in any material respect with the notice and other requirements of the WARN Act, effectuated (1) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Metso US covered by the WARN Act or
(2) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Metso US covered by the WARN Act; or (ii) engaged in layoffs or employment terminations sufficient to imply application of any foreign, state or local laws or regulations relating to plant closing or mass layoffs and requiring notice to employees in the event thereof without complying with such laws and regulations in each case with respect to which Metso US could reasonably be expected to have any liability.

4.17 ENVIRONMENTAL MATTERS

4.17.1 Compliance with Environmental Laws. Except as set out in Schedule 4.17: (i) each of the Companies and the operation of their respective businesses have been and are in compliance with all Environmental Laws; (ii) each of the Companies has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws; and (iii) neither of the Companies has received any notice of any non-compliance with any Environmental Laws, and neither of the Companies has ever been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

4.17.2 Environmental Permits. Each of the Companies has obtained all Environmental Permits necessary to conduct its business.

4.18 CONTRACTS AND COMMITMENTS

4.18.1 Contracts. Schedule 4.18 sets forth a list of all Contracts of the Companies of the following categories:

            4.18.1.1 Contracts not made in the ordinary course of either of the Companies' conduct of their respective businesses which involve expenditures or receipts of either of the Companies in excess of $100,000 or which otherwise are material to either of the Companies or which provide for an express undertaking by either of the Companies to be responsible for consequential damages;

            4.18.1.2    Franchise agreements;

            4.18.1.3 Agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Companies relating to liabilities in excess of $25,000 or, in the case of liabilities arising from equipment leases, $50,000;

            4.18.1.4 Guarantees of any obligation for borrowed money or otherwise, other than endorsements made for collection;

            4.18.1.5 Contracts, purchase orders or groups of related Contracts or purchase orders with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000;

            4.18.1.6 Contracts involving expenditures or liabilities, actual or potential, by either Company, in excess of $100,000 and not cancelable (without liability) within 30 calendar days;

            4.18.1.7 Leases of real property not cancelable (without liability) within 30 calendar days;

            4.18.1.8 Contracts containing covenants restricting the business activity or limiting the freedom of either of the Companies to engage in any line of business or compete with any Person;

            4.18.1.9 License, reseller and OEM agreements made with third-party suppliers for the resale or sub-licensing by either of the Companies of third-party products;

            4.18.1.10 Sales, marketing, distributorship, agency, representative and value-added reseller agreements made with any third party with respect to the sale or sublicensing by the third party of any of the products of the Companies;

            4.18.1.11 Software licenses and other agreements granted by either of the Companies to third parties to use software developed or licensed by either of the Companies;

            4.18.1.12 Agreements and closing books with respect to reorganizations, acquisitions or the purchase or sale of assets or capital stock of either of the Companies completed within the last 5 years;

            4.18.1.13   Management and employment agreements;

            4.18.1.14   Related party agreements;

            4.18.1.15 Joint venture, partnership and any other contracts involving a sharing of profits, losses, costs or liabilities or either of the Companies with any other Person;

            4.18.1.16 Except for Powers of Attorney related to specific projects, all outstanding Powers of Attorney that are material to the Companies or that are not in the ordinary course of the conduct of their respective businesses; and

            4.18.1.17 Amendments, supplements and modifications in excess of $100,000 (whether oral or written) in respect of any of the foregoing,

            (collectively referred to as the "Material Contracts").

            Sellers and the Companies have made available to Metso Canada Buyer true, correct and complete copies of all of the Material Contracts listed on Schedule 4.18.

4.18.2 Good Standing of Agreements. Except as set out in Schedules 4.10 and 4.18.2, to the best of the knowledge of Sellers and the Companies:
            (i) neither Company is in default or
            in breach of any of its obligations under any Material Contract and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach; (ii) all Material Contracts are in full force and effect and the Companies are entitled to all material benefits thereunder and the other parties to such Material Contracts are not materially in default or in breach of any of their obligations thereunder; (iii) each other Person that has or had any obligation or liability under any Material Contract under which either of the Companies has or had any rights is, and at all times has been, in full compliance with all material applicable terms and requirements of such Material Contract; and (iv) neither the Sellers nor the Companies has given to or received from any other Person, at any time, any written notice or other written communication, or to the best of the knowledge of the Sellers and the Companies, any oral notice or communication, regarding any actual, alleged, possible, or potential violation or breach of, or default under any material Contract.

4.18.3 Bank Guarantees and Surety Bonds. Schedule 4.18.3 lists all bid, advance payment, performance and warranty bonds, bank guarantees and standby letters of credit currently in place, issued by any bank or surety company at the request of either of the Companies in favour of any customer of the Companies as beneficiary which are material to the Companies.

4.19 INTELLECTUAL PROPERTY

4.19.1      For purposes of this Agreement, "Intellectual Property" shall mean:
            (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patent rights in same including patents and patent applications, together with all rights of priority and all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof ("Patents"); (b) all trademarks, service marks and other marks, trade dress, corporate names, business names, trade names, and other trade rights, all whether or not registrable or the subject of applications for registration(s), including all goodwill associated therewith and all applications, registrations and renewals in connection therewith ("Trademarks"); (c) all copyrights in the Works (defined below), and all applications, registrations, and renewals in connection therewith ("Copyrights"); (d) all confidential information including as may relate to any of the following: improvements thereto, trade secrets and confidential business information, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals ("Trade Secrets"); (e) all computer software programs, scripts, interfaces, program specifications, charts, procedures, source codes (including annotations), object codes, diagnostic and other routines and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts ("Software"); (f) all domain names, uniform resource locators and other names and locators associated with the Internet; (g) all databases, database layouts and data collections including all rights therein ("Databases"); (h) all works, including literary, artistic, musical, dramatic and audio visual works, performer's performances, sound recordings and broadcast signals, all whether or not registered or registrable (collectively, with Software and Databases, herein and hereinafter "Works"); (i) all moral rights or the benefits of all waivers of moral rights, in the Works ("Moral Rights") (j) all mask works and mask work rights; (k) all industrial designs, whether or not patentable or registrable, patented or registered or the subject of applications for registration or patent, including all design patents, design registrations, pending applications and rights to file applications, including all rights of priority and rights in continuation, continuations-in-part, divisions, re-examinations, and reissues ("Design Rights"); (l) all integrated circuit topographies and integrated circuit topography products, whether or not registrable, registered or pending, including registrations, pending applications, and rights to file for any of same ("Topography Rights"); (m) all other intellectual and industrial property including all rights to enforce rights in the foregoing (a) to (l) ("Other Intellectual Property Rights").

4.19.2 (a) Except as set forth separately on Schedule 4.19.2 or Schedule 4.19.4, the Companies are the exclusive owners of all right, title and interest in and to, and have good and marketable title to, the specific Intellectual Property listed on Schedule 4.19.2 free and clear of any Encumbrances. (b) Except as set forth separately on
            Schedule 4.19.2 all licenses or other rights or permission to use and which are material for the business of the Companies have been obtained by the Companies to any Third Party Intellectual Property (defined below) used by either of the Companies in their businesses.
            (c) Except as set forth separately on Schedule 4.19.2 each item of Intellectual Property owned or used by either or both of the Companies immediately prior to the Closing hereunder will be owned or available for use by such Companies on substantially the same terms and conditions immediately subsequent to the Closing hereunder. (d) Except as set forth separately on Schedule 4.19.2,
            Schedule 4.19.2 sets forth all registrations and applications therefore currently issued or pending in any jurisdiction for the Intellectual Property owned by either of the Companies, including registration or application numbers therefor and the jurisdiction in which registration or application has been obtained or made (collectively referred to herein and hereinafter as "Registered Intellectual Property"). (e) To the best knowledge of the Companies and except as set forth separately on Schedule 4.19.2, Schedule
            4.19.2 sets forth a true and complete list of all Registered Intellectual Property that is owned by the Companies and the Registered Intellectual Property is valid, subsisting, and unexpired. (f) For the purposes of this Agreement "Third Party Intellectual Property" means any intellectual property rights of any Person other than either of the Companies, such intellectual property rights including any patent, industrial design, copyright, moral right, trademark or service mark (including any logo, design, business name, trade name or the like), mask work, trade secret, confidential information, right of privacy, data right, or any other analogous intangible proprietary right, whether registered or unregistered, anywhere in the world.

4.19.3 (a) Except as set forth on the attached Schedule 4.19.3 and to the best of the knowledge of the Sellers, each Company, the Companies have not, separately or together, infringed upon or misappropriated any Third Party Intellectual Property. (b) Except as set forth separately on Schedule 4.19.3 none of the Companies or the Sellers has ever received any written complaint, claim, demand, or notice that remains unresolved and that (i) alleges that either Company has infringed or misappropriated any Third Party Intellectual Property; or (ii) seeks to restrict in any manner the use, transfer, or licensing of any of any Intellectual Property owned by such Company.
            (c) To the best of the knowledge of the Sellers and each Company and except as provided separately in Schedule 4.19.3 no third party to either of the Companies has infringed upon or misappropriated any Intellectual Property rights owned by either of the Companies.

4.19.4 Except as otherwise set forth separately on Schedule 4.19.2, with respect to each item of Intellectual Property identified on Schedule 4.19.2:

                  (i) where the item is Registered Intellectual Property, the item remains pending or in force (as the case may be) with all maintenance fees and renewal fees that have fallen due on or prior to the Closing Date have been paid in a timely fashion;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, or ruling by a Court of competent jurisdiction limiting its use by the Companies, (except for Registered Intellectual Property to the extent pending or registered in any government patent or trademark office, as the case may be); and

                  (iii) no action, suit, proceeding, hearing, complaint, written claim, or written demand is pending or, to the best of the knowledge of Sellers and each Company, is threatened which challenges the subsistence, existence, validity, enforceability, use, or ownership of the item provided that nothing in this term extends to the prosecution of any Registered Intellectual Property to the extent pending or registered in any government patent or trademark office, as the case may be.

4.19.5 Except as set forth separately on Schedule 4.19.5, Schedule 4.19.5 identifies each license, sublicense, agreement or permission to use any Third Party Intellectual Property which is material for the business of the Companies other than off the shelf or similar Software and to the best of the knowledge of the Companies Schedule
            4.19.5 identifies each license, sublicense, agreement or permission to use any Third Party Intellectual Property which are material for the business of the Companies for off the shelf or similar Software. With respect to each such license, sublicense, agreement or permission:

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable against the respective Company, and in full force and effect;

                  (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable against the respective Company, and in full force and effect on essentially the same terms following the Closing;

                  (iii) none of the Companies, and to the best of the knowledge of Sellers, and each Company, no other party to the license, sublicense, agreement, or permission is in breach or default, and, to the best of the knowledge of Sellers and each Company, no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration thereunder; and

                  (iv) except as permitted by the applicable agreement, neither Company has granted any sublicense or similar right with respect to the listed license, sublicense, agreement, or permission.

4.19.6 Except as set forth separately on Schedule 4.19.6, Schedule 4.19.6 sets forth all material products that are licensed or sold by the Companies to unrelated third parties and which are or include either Software and/or Databases owned by either of the Companies and identifies specifically under separate headings in respect of the foregoing (1) Software as to which the source code is owned by either or both of the Companies ("Owned Software"), (2) third party Software which is licensed to each or either Company and as to which such Company is in possession of the source code; (3) third party Software which is licensed to each or either Company but as to which such Company does not have possession of the source code and which is bundled with or embedded in the Owned Software pursuant to reseller agreements; (4) third party Software purchased by or licensed to each or either Company solely for resale or sublicense to its customers other than off the shelf or similar Software; (5) third party Software not owned by either Company but in which each or either Company has any use, possessory or proprietary rights other than as set forth in clauses (1) through (4), above (such material Software described in the foregoing subsections (2) through
            (5) being referred to collectively as the "Third-Party Software"); and (6) all material Software development projects undertaken by either or both of the Companies, in whole or in part, within the past two years with persons other than employees, together with an identification of the persons undertaking such projects. In this
            Section 4.19 a reference to "source code" means a human readable version of any Software owned by one or both of the Companies that is not routinely or regularly provided to end users. With respect to the Owned Software and except as set forth separately on Schedule 4.19.6:

                  (i) such Company has the sole and exclusive right to use the Owned Software, free and clear of any Encumbrances, except rights to market and/or use the Owned Software granted by such Company to customers of such Company pursuant to license agreements or sales, marketing, distributorship, agency, representative and value-added reseller agreements made with third parties with respect to the sale or sublicensing by the third party of any of the products of the Companies and which were entered into in the normal course of business;

                  (ii) the source code with respect to the Owned Software is not in the possession of any party other than such Company and has been maintained as confidential by the Company and its Subsidiaries; and

                  (iii) no contractual rights in favour of any party to any
                        Software owned by the Companies (including Software which is the subject of escrow, payment terms or similar arrangements) will be immediately triggered or otherwise immediately materially adversely affected by the transactions contemplated hereby.

4.19.7 Except as set forth on the attached Schedule 4.19.7, neither Company has granted any exclusive license with respect to, any Intellectual Property of such Company to any third party. Except as set forth on the attached Schedule 4.19.7, to the best knowledge of the Companies neither Company has in the past 365 days immediately preceding the Closing Date (the "Quiet Period"), by way of agreement or assignment made, entered into, prepared or executed in said Quiet Period, transferred ownership to any Intellectual Property that was owned by the Company to a third party.

4.19.8 Except as set forth on the attached Schedule 4.19.8, to the best knowledge of the Companies no material Trade Secrets are in the possession of any party other than such Company except pursuant to license or confidentiality agreements signed by such other party and all material Trade Secrets have been maintained as confidential by the Company and its Subsidiaries.

4.20 INSURANCE

4.20.1 Schedule 4.20 sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

                  (i)   the name of the claimant;

                  (ii) a description of the policy by insurer, type of insurance, and period of coverage; and

                  (iii) the amount and a brief description of the claim; and

                  (iv) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

4.21 EMPLOYEES

Schedule 4.21.1 contains a complete and accurate list of the following information for each employee or director of each Company and its Subsidiaries, including each employee on leave of absence, layoff status, or otherwise absent from employment because of sickness or accident, short or long term disability, vacation, military service, or any other reason: employer; name; job title; current compensation paid or payable and date and amount of most recent compensation adjustment; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any US Employee Plan or Canadian Employee Plan.

4.22 COMPETITION ACT (CANADA)

As at December 31, 2001, Metso Canada, together with its affiliates (as defined in the Competition Act (Canada)), did not either have assets in Canada or have gross revenues from sales in, from or into Canada that exceed Three Hundred Twenty Million Canadian Dollars ($320,000,000CDN) in aggregate value, as determined in accordance with the Notifiable Transactions Regulations promulgated under the Competition Act (Canada). Since December 31, 2001, neither Metso Canada nor any of its affiliates (as defined in the Competition Act (Canada)) has been a party to and has not otherwise been affected by a transaction or event the consequence of which, if taken into account, would affect the determination of whether notification is required to be given under Part IX of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement.

4.23 NEGATION

Sellers make no representation or warranty except as and to the extent set forth in this Agreement and any Appendices and Schedules attached hereto and any certificate or other document required to be delivered pursuant to Section 3.2. Except to the extent provided for in this Agreement and any Appendices and Schedules attached hereto or any certificate or other document required to be delivered pursuant to Section 3.2, Sellers shall not be liable (whether in contract, in tort or otherwise howsoever) for any covenant, representation, warranty, opinion, advice or statement which may have been made in any document or instrument relative hereto, or otherwise communicated to the Metso Canada Buyer or Metso Canada in any manner. The Metso Canada Buyer and Metso Canada confirm that they have only relied on the representations and warranties contained in this Agreement and any certificate or other document required to be delivered pursuant to Section 3.2 and any Appendices and Schedules attached hereto and not on any other covenants, representations or warranties. The Metso Canada Buyer and Metso Canada acknowledge and confirm that they have performed their own due diligence and, except for reliance on the representations and warranties contained in this Agreement and any Appendices and Schedules attached hereto and any certificate or other document required to be delivered pursuant to Section 3.2, have relied, and will continue to rely, upon their own analysis and investigations.

                                    ARTICLE 5
      REPRESENTATIONS AND WARRANTIES OF METSO CANADA BUYER AND METSO CANADA

The Metso Canada Buyer and, in its capacity as buyer of the Metso US Shares, Metso Canada, hereby severally, and not jointly, represent and warrant for the benefit of Sellers as follows:

5.1  ORGANIZATION

The Metso Canada Buyer is a corporation duly incorporated, organized and validly subsisting under the laws of the jurisdiction of its incorporation, and is duly licensed, registered and qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary.

5.2  AUTHORIZATION

Each of the Metso Canada Buyer and Metso Canada has full power and authority (corporate, fiduciary or other) to enter into this Agreement and to carry out the transactions contemplated hereby, and each of the Metso Canada Buyer and Metso Canada has taken all action required by law, its charter or other governing documents, or otherwise, to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of each of the Metso Canada Buyer and Metso Canada enforceable against it in accordance with its terms, except as limited by: (a) bankruptcy, insolvency, reorganization resulting from said bankruptcy or insolvency, moratorium or other such laws concerning the rights of creditors or other obligees generally; and (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

5.3  NO VIOLATION; CONSENTS

None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation, Bylaws or other governing documents of the Metso Canada Buyer, or (ii) violate, conflict with or result in the breach of any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Metso Canada Buyer is subject. Except as set forth in Schedule 5.3, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any Governmental Authority, is required in connection with the execution, delivery and performance by the Metso Canada Buyer and Metso Canada of this Agreement or the consummation by the Metso Canada Buyer and Metso Canada of the transactions contemplated herein.

5.4  LITIGATION

No legal action is pending or, to the best of the knowledge of the Metso Canada Buyer, threatened against the Metso Canada Buyer which seeks to delay, limit or enjoin the transactions contemplated hereby.

5.5  INVESTMENT PURPOSE ONLY

The Metso Canada Buyer and Metso Canada are acquiring the Shares for the purpose of investment only and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. The Metso Canada Buyer and Metso Canada understand and agree that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except pursuant to an exemption from such registration available under the Securities Act, and with compliance with state and local securities laws, in each case, to the extent applicable. The Metso Canada Buyer and Metso Canada acknowledge that any sale or other disposition of the Shares can only be done in compliance with all applicable securities laws in Canada.

5.6  COMPETITION ACT (CANADA)

As at December 31, 2001, the Metso Canada Buyer, together with its affiliates (as defined in the Competition Act (Canada)), did not have any assets in Canada or any gross revenues from sales in, from or into Canada. Since December 31, 2001, neither the Metso Canada Buyer nor any of its affiliates (as defined in the Competition Act (Canada)) has been a party to and has not otherwise been affected by a transaction or event the consequence of which, if taken into account, would affect the determination of whether notification is required to be given under Part IX of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement.

                                    ARTICLE 6
                                    COVENANTS

The Metso Canada Buyer and Metso Canada (in its capacity as buyer of the Metso US Shares) covenant for the benefit of the Sellers; the Sellers covenant for the benefit of the Metso Canada Buyer, the Companies and Metso Canada (in its capacity as buyer of the Metso US Shares); Metso Canada covenants for the benefit of Metso Canada Buyer; and the Seller and Metso US covenant for the benefit of Metso Canada as follows:

6.1   FURTHER ASSURANCES

Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after both the Metso Canada Closing and the Metso US Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby, and (iii) to cooperate with each other in connection with the foregoing, including using their respective commercially reasonable efforts (A) to obtain all necessary Permits as are required to be obtained under any federal, state, provincial, local or foreign law or regulations, (B) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by Governmental Authorities, and (C) to fulfill all conditions to this Agreement.

6.2   SELLERS' COVENANTS

Sellers shall (i) comply in all material respects with all covenants applicable to them in this Agreement and shall use commercially reasonable efforts to cause the conditions to closing applicable to them to be satisfied, and (ii) use commercially reasonable efforts to ensure compliance by the Companies of their covenants and agreements hereunder and to cause them to satisfy the conditions to closing applicable to them, on or prior to the Closing Date.

6.3   METSO CANADA BUYER'S COVENANTS

The Metso Canada Buyer shall comply in all material respects with all covenants applicable to it in this Agreement and shall use commercially reasonable efforts to cause the conditions to closing applicable to it to be satisfied on or prior to the Metso Canada Closing Date.

6.4   METSO CANADA'S COVENANTS

Metso Canada, in its capacity as buyer of the Metso US Shares, shall comply in all material respects with all covenants applicable to it in this Agreement and shall use commercially reasonable efforts to cause the conditions to closing applicable to it to be satisfied on or prior to the Metso US Closing Date.

6.5   PUBLIC ANNOUNCEMENTS

The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that any party may make any disclosure or announcement of information it is obligated to make pursuant to applicable law or stock exchange rules, provided such party shall, to the extent possible, provide the other parties with notice (and the proposed text) of such press release or announcement prior to its release. Notwithstanding the foregoing, the Sellers and the Metso Canada Buyer shall be entitled to make a public announcement and issue a press release (without the prior consent of the other or the Companies) which indicates that the sale of the Companies has been completed, without specifying the Purchase Price (provided that for the purposes of any required stock exchange notifications with respect to this Agreement, Metso Canada Buyer, or its Affiliates, and Metso Corporation shall be entitled to disclose the Purchase Price).

6.6   CONFIDENTIALITY

6.6.1 Except as may be required pursuant to the Subcontracts, from and after the Metso Canada Closing Date, the Sellers shall not, and shall ensure that the Sellers' Group shall not, all for the benefit of the Companies and the Metso Canada Buyer, directly or indirectly disclose or otherwise communicate any Confidential Information to any Person without the prior written consent of the Companies or the Metso Canada Buyer.

6.6.2 Except as may be required pursuant to the Subcontracts, on and after the Metso Canada Closing Date, the Sellers shall not use or permit any Person to use, and shall ensure that the Sellers' Group shall not use or permit any Person to use, all for the benefit of the Companies and the Metso Canada Buyer, any Confidential Information without the prior written consent of the Companies or the Metso Canada Buyer which consent may be withheld in the sole discretion of Metso Canada Buyer.

6.6.3 The obligations in Sections 6.6.1 and 6.6.2 shall not apply to particular information that the Sellers can show: (a) is, or becomes, generally available to the public other than through a breach of this Agreement; (b) is disclosed after the Metso Canada Closing Date, lawfully and not in breach of any contractual or other legal obligation, to the Sellers on a non-confidential basis by a third party; or (c) is independently developed by the Sellers or any of their Affiliates after the Closing Date without any reference to or use of Confidential Information. Any combination of features shall not be deemed to be generally available to the public merely because individual features are separately in the public domain, unless the entire combination itself is in the public domain, without any breach of the terms or conditions of this Agreement.

6.6.4 The provisions of Section 6.6.3 shall not be construed to grant the Sellers or any of the Sellers' Group any intellectual property rights owned or controlled by or in the possession of either of the Companies on and after the Metso Canada Closing Date, and all such intellectual property rights are reserved by the Companies.

6.6.5 The Sellers agree that from and after the Closing Date, they shall, and shall cause each member of the Sellers' Group to, destroy or deliver to the Companies any discrete Confidential Information in tangible form relating solely to the Companies (or either of them) that either of the Sellers or any member of the Sellers' Group may discover and possess from time to time.

6.7   TRANSITIONAL ARRANGEMENTS

6.7.1 Released Contracts. Metso Canada Buyer and Sellers shall use their respective commercially reasonable efforts to procure, as soon as reasonably practicable following the Closing Date, and in any event not later than 30 days following the Closing Date:

            (i) the release of all members of the Sellers' Group from all guarantees, indemnities, bonds, letters of comfort, undertakings, licenses, standby letters of credit and other arrangements to which any of them is a party in respect of the Companies as identified in Schedule 6.7.1;

            (ii) the release of all members of the Sellers' Group from all guarantees, letters of guarantee, bonds and standby letters of credit issued by any bank or other financial institution to which any of them is a party in respect of the Companies as identified in Schedule 6.7.1; and

            (iii) the release of all members of the Sellers' Group from all surety bonds (including without limitation, bid, performance, advance payment and labor and materials payment bonds) issued by any surety or insurance company to which any of them is a party in respect of the Companies as identified in Schedule 6.7.1;

      (the "Released Contracts") and to indemnify and to keep indemnifying on a continuing basis the Sellers and/or any of their Affiliates from all claims, liabilities, costs and expenses arising in respect or by reason thereof.

6.7.2 Special Contracts. The contracts described in Schedule 6.7.2 (the "Special Contracts") shall be dealt with in accordance with the provisions set out in Schedule 6.7.2.

6.7.3 Zug Research and Development Office. The Sellers shall, as soon as reasonably practicable following the Closing Date, close their research and development office located in Zug, Switzerland and shall be responsible for all expenses and obligations in connection with such closing.

6.7.4 Employee in Brazil. Metso Canada Buyer agrees to reimburse Metso Automation Brazil Ltd. ("Metso Brazil") for all employment costs and expenses incurred by Metso Brazil following the Closing Date with respect to the employment of Metso Brazil's engineer in Brazil until such employment is transferred to Metso Canada Buyer or its Affiliates or the employee otherwise ceases to be an employee of Metso Brazil.

6.8   DEBT

Metso Canada Buyer and Sellers agree that all loans, debt and accounts payable between the Companies and any of their Affiliates, as well as all loans payable by the Companies to any third parties (excluding those advance payments described in Schedule 4.6.2), shall be paid in full prior to the Closing.

6.9   CHANGE OF NAME

Metso Canada Buyer and Metso Canada agree that not later than 14 days following the Metso US Closing Date, they shall change the names of the Companies to names that do not include the word "Metso" or any part thereof or any similar words. The Metso Canada Buyer and Metso Canada agree that from and after the Metso US Closing Date, neither the Metso Canada Buyer, the Companies, nor any of their Affiliates will use the name "Metso" or any part thereof or any similar words. Notwithstanding the foregoing, it is agreed the Companies shall have limited rights to use the tradename "Metso DNA" for a period of six months following the Metso US Closing Date in accordance with the provisions of the Interim Trademark License Agreement.

6.10  INSURANCE

The Sellers will, on the request of the Metso Canada Buyer, use reasonable best efforts to extend until February 7, 2003 the current insurance policies covering the insurable risks of the Companies with respect to property, business interruption, extended all risk and workers' compensation only, and for such period will make the beneficiaries of such policies the Companies at the sole cost and expense of the Companies. Except as stated above, the Metso Canada Buyer and Metso Canada acknowledge that all insurance policies which cover the Companies are part of the corporate group insurance policies which cover the Companies and certain of their Affiliates ("Metso Group Insurance") and that the Metso Group Insurance shall cease to cover the Companies on the Metso Canada Closing and the Metso US Closing, respectively. Accordingly, the Metso Canada Buyer and Metso Canada agree that they must acquire, or cause the Companies to acquire, as at the Metso Canada Closing and the Metso US Closing, as appropriate, such policies of insurance as they deem appropriate for the Companies from and after the Metso Canada Closing and the Metso US Closing, as appropriate. Except as stated above and except for insurance claims which have been commenced prior to the Metso Canada Closing, the Metso Canada Buyer and Metso Canada covenant and agree that neither they, the Companies, nor any of their Affiliates, shall be entitled to make any claims against the Metso Group Insurance after the Metso Canada Closing or the Metso US Closing, as appropriate.

6.11  GROUP PLANS

The Metso Canada Buyer and Metso Canada acknowledge that on the Metso Canada Closing Date and the Metso US Closing Date, respectively, the Canadian Group Plans and the US Group Plans will terminate with respect to the Companies and the Metso Canada and Metso US employees.

6.12  COMPUTER NETWORK

The Metso Canada Buyer agrees that it shall cause the Companies to be severed from the computer network of the Sellers' Group at Closing or as soon as practicable after the Closing Date, and in any event not later than June 30, 2003, and the Metso Canada Buyer agrees that it shall, following receipt from the Sellers of itemized invoices from time to time, reimburse the Sellers for all reasonable costs incurred by them relating to the inclusion of the Companies in the computer network of the Sellers' Group during the period commencing on the day following the Closing Date and ending on the date on which the Companies are severed from such network. The Sellers agree that they will and will cause the Sellers' Group to delete all references to the

NMS Business from their respective web sites as soon as practicable after the Metso US Closing Date and will refer all enquiries regarding the NMS Business to the Companies.

6.13  TRANSACTION BONUS

Sellers represent and warrant that the amount of the Transaction Bonus is Eight Hundred Ninety-Three Thousand Six Hundred Thirty-One Canadian Dollars ($893,631.00CDN).

6.14  DUTCH FILINGS

      The Metso Canada Seller shall, following the Metso Canada Closing, make the necessary filings with the Dutch Central Bank in accordance with the requirements of External Financial Relations Act 1994 (Netherlands) and the regulations promulgated thereunder.

6.15  BANK ACCOUNTS

      As of the close of business on January 31, 2003, all of the US dollar and Canadian dollar bank accounts of the Companies will be disconnected from the Metso cash pool and all cash balances in these accounts as at the close of business on January 31, 2003 ("Cash Balances") will be transferred to the Metso Master Account. At the opening of business on Monday, February 3, 2003, Metso US Seller shall cause all the Cash Balances (except for $3,255,549 (the "Retained Amount")) to be transferred back to the accounts of the Companies. The Retained Payment shall be considered payment of part of the Metso US Purchase Price required to be paid pursuant to section 2.2.4.1.

6.16  PATENT ASSIGNMENT

      Sellers shall cause GSE Process Solutions, Inc. to deliver to Metso Canada as soon after the Closing Date as practicable as assignment in recordable form of (i) U.S. utility patent 5,568,402. "Communication Server for communicating with a remote device" issued October 22, 1996; and (ii) U.S. utility patent, 5,583,793, "Communication Server for communicating with a remote device" issued December 10, 1996.

                                   ARTICLE 7
                       CONDITIONS TO SELLERS' OBLIGATIONS

7.1   CONDITIONS PRIOR TO METSO CANADA CLOSING

Except as otherwise provided herein, the obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Metso Canada Closing Date, of each of the following conditions, any of which may be waived by Sellers.

7.1.1 Representations, Warrants and Covenants. The representations and warranties of the Metso Canada Buyer contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and of the Metso Canada Closing Date with the same force and effect as though such representations and warranties had been made as of the Metso Canada Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Metso Canada Buyer shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it on or prior to the Metso Canada Closing Date.

7.1.2 Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

7.1.3 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Sellers if the transactions contemplated hereunder are consummated. There shall not be any statute, rule or regulation that makes the purchase and sale of the Shares contemplated hereby illegal or otherwise prohibited.

7.1.4 Closing Documents. The Sellers shall have received from the Metso Canada Buyer the following documents:

            (i) a notarized copy of resolutions of the board of directors of the Metso Canada Buyer approving the execution and delivery of this Agreement and the completion of the transactions contemplated hereby and the power of attorney appointing an officer of Metso Canada Buyer as its attorney and if the original Certificate is not written in English, a translation of such certified to be a true and accurate translation;

            (ii) legal opinions of the Metso Canada Buyer's Canadian and Spanish counsel in form satisfactory to the Sellers;

            (iii) the Tax Holdback Escrow Agreement, duly executed by authorized signing officers of the Metso Canada Buyer;

            (iv) the Purchase Price Holdback Escrow Agreement, duly executed by the authorized signing officers of the Metso Canada Buyer;

            (v) confirmation that Bennett Jones LLP has received the Standby Letter of Credit;

            (vi)  the Subcontracts; and

            (vii) such other documents as are reasonably required by the Metso
                  Canada Seller to complete the Metso Canada Closing.

7.2   CONDITIONS PRIOR TO METSO US CLOSING

Except as otherwise provided herein, the obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Metso US Closing Date, of each of the following conditions, any of which may be waived by Sellers.

7.2.1 Representations, Warrants and Covenants. The representations and warranties of the Metso Canada Buyer contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and of the Metso US Closing Date with the same force and effect as though such representations and warranties had been made as of the Metso US Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Metso Canada Buyer shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it on or prior to the Metso US Closing Date.

7.2.2 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Sellers if the transactions contemplated hereunder are consummated. There shall not be any statute, rule or regulation that makes the purchase and sale of the Shares contemplated hereby illegal or otherwise prohibited.

7.2.3 Closing Documents. The Sellers shall have received from Metso Canada the following documents:

            (i) a certified copy of resolutions of the board of directors of Metso Canada ratifying and confirming the entering into of this Agreement and the acquisition of the Metso US Shares;

            (ii) a legal opinion of Metso Canada's counsel in form satisfactory to the Metso US Seller;

            (iii) the Purchase Price Holdback Escrow Agreement, duly executed by the authorized signing officers of the Metso Canada Buyer and Metso Canada;

            (iv) the Asbestos Indemnity Agreement, duly executed by the authorized signing officers of the Metso Canada Buyer, Metso Canada, the Metso US Seller and MAI;

            (v) confirmation that Bennett Jones LLP has received the Standby Letter of Credit; and

            (vi) such other documents as are reasonably required by the Metso US Seller to complete the Metso US Closing.

7.3   WAIVER OR TERMINATION BY SELLERS

The conditions contained in Sections 7.1 and 7.2 are inserted for the exclusive benefit of Sellers and may be waived in whole or in part by Sellers at any time. The Metso Canada Buyer and Metso Canada acknowledge that the waiver by Sellers of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Metso Canada Buyer herein that corresponds or is related to such condition or such part of such condition, as the case may be.

                                   ARTICLE 8
                 CONDITIONS TO METSO CANADA BUYER'S OBLIGATIONS

8.1   CONDITIONS PRIOR TO METSO CANADA CLOSING

Except as otherwise provided herein, the obligations of the Metso Canada Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Metso Canada Closing Date, of each of the following conditions, any of which may be waived by the Metso Canada Buyer.

8.1.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and of the Metso Canada Closing Date with the same force and effect as though such representations and warranties had been made as of the Metso Canada Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them on or prior to the Metso Canada Closing Date.

8.1.2 Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

8.1.3 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Metso Canada Buyer if the transactions contemplated hereby are consummated, including, without limitation, any limitation or restriction on the right or ability of the Metso Canada Buyer to own the Metso Canada Shares after the Metso Canada Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Shares contemplated hereby illegal or otherwise prohibited.

8.1.4 Closing Documents. The Metso Canada Buyer shall have received from the Sellers the following Documents:

            (i) a Certificate of Compliance issued by Industry Canada for Metso Canada and a Certificate of Good Standing issued by the Registrar of Corporations for the Province of Alberta for Metso Canada as an extra-provincially registered corporation in such province, each dated not later than two days prior to the Metso Canada Closing Date;

            (ii) certified copies of resolutions of the board of directors of Metso Canada and of Metso Canada Seller and a power of attorney for Metso Canada Seller approving the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

            (iii) a certified copy of resolutions of the shareholder of the
                  Metso Canada Seller approving the sale of the Metso Canada Shares contemplated hereby;

            (iv) a certified copy of the organizational or constating documents of each of the Companies;

            (v) a certificate of incumbency for each of the Sellers and the Companies;

            (vi) documentation satisfactory to the Metso Canada Buyer, acting reasonably, evidencing the consents described in Section 8.1.2;

            (vii) legal opinions of Metso Canada Seller's counsel and Metso
                  Canada's counsel in form satisfactory to the Metso Canada
                  Buyer;

            (viii) the Tax Holdback Escrow Agreement, duly executed by authorized signing officers of each of Metso Canada Seller, Metso Canada and Bennett Jones LLP;

            (ix) the Purchase Price Holdback Escrow Agreement, duly executed by the authorized signing officers of each of the Sellers and Metso Canada;

            (x) the interim transitional trademark license agreement dated January 31, 2003 (the "Interim Trademark License Agreement") among Metso Corporation, Metso Canada and Metso US, duly executed by authorized signing officers of each of Metso Corporation, Metso Canada and Metso US;

            (xi)  the Subcontracts;

            (xii) the amending agreement dated January 31, 2003 between Metso
                  Canada and Metso Automation Canada Ltd. amending certain of the terms of asset purchase agreement dated December 27, 1999 between such parties; and

            (xiii) such other documents as are reasonably required by the Metso
                  Canada Buyer to complete the Metso Canada Closing.

8.2   CONDITIONS PRIOR TO METSO US CLOSING

Except as otherwise provided herein, the obligations of Metso Canada to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Metso US Closing Date, of each of the following conditions, any of which may be waived by the Metso Canada Buyer.

8.2.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and of the Metso US Closing Date with the same force and effect as though such representations and warranties had been made as of the Metso US Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them on or prior to the Metso US Closing Date.

8.2.2 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Metso Canada if the transactions contemplated hereby are consummated, including, without limitation, any limitation or restriction on the right or ability of Metso Canada to own the Metso US Shares after the Metso US Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Metso US Shares contemplated hereby illegal or otherwise prohibited.

8.2.3 Closing Documents. Metso Canada shall have received from the Metso US Seller the following Documents:

            (i) a Certificate of Good Standing for Metso US issued by the Secretary of State for each state in which Metso US is registered;

            (ii) certified copies of resolutions of the board of directors of each of Metso US Seller and Metso US approving the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

            (iii) a certified copy of resolutions of the shareholder of the
                  Metso US Seller approving the sale of the Metso US Shares contemplated hereby;

            (iv) legal opinions of Metso US Seller's counsel and Metso US' counsel in form satisfactory to Metso Canada;

            (v) the Purchase Price Holdback Escrow Agreement, duly executed by the authorized signing officers of the Sellers and by Bennett Jones LLP;

            (vi) the Asbestos Indemnity Agreement, duly executed by the Metso US Seller, the Metso Canada Buyer, Metso Canada and MAI;

            (vii) the Interim Trademark License Agreement, duly executed by authorized signing officers of each of Metso Corporation, Metso Canada and Metso US;

            (viii) a non-foreign affidavit dated as of the Metso US Closing
                  Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the US Code stating that the Metso US Seller is not a "Foreign Person" as defined in Section 1445 of the US Code; and

            (ix) such other documents as are reasonably required by the Metso Canada Buyer to complete the Metso US Closing.

8.3   WAIVER OR TERMINATION BY METSO CANADA BUYER

The conditions contained in Sections 8.1 and 8.2 are inserted for the exclusive benefit of the Metso Canada Buyer and may be waived in whole or in part by the Metso Canada Buyer at any time. Sellers acknowledge that the waiver by the Metso Canada Buyer of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by Sellers or the Companies herein that corresponds or is related to such condition or such part of such condition, as the case may be.

                                   ARTICLE 9
                 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1   SURVIVAL OF REPRESENTATIONS, ETC.

All statements contained in any certificate, Appendix, Schedule, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement shall be deemed to be representations and warranties by the parties hereunder. Except for Asbestos Claims and for the representations, warranties, covenants and agreements contained in Sections 4.6.3, 4.13.1, 4.13.2 and 4.17 and Articles 6, 9 and 10, the representations, warranties, covenants and agreements of Sellers, the Companies and the Metso Canada Buyer contained herein shall survive the completion of the transactions contemplated hereby, the Metso Canada Closing Date and the Metso US Closing Date, without regard to any investigation made by any of the parties hereto and, notwithstanding such completion, will continue in full force and effect for the benefit of Sellers, the Companies or the Metso Canada Buyer, as the case may be, for a period of one year following the Metso Canada Closing Date. The representations, warranties, covenants and agreements of Sellers and the Companies contained in Sections
4.13.1 and 4.13.2 shall survive the completion of the transactions contemplated hereby, the Metso Canada Closing Date and the Metso US Closing Date, without regard to any investigation made by Metso Canada Buyer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Companies and the Metso Canada Buyer for a period commencing on the Closing Date and ending on the date that is 30 days following the expiry of the applicable statutory limitation period. The representations, warranties, covenants and agreements of Sellers and the Companies contained in Section 4.17 shall survive the completion of the transactions contemplated hereby, the Metso Canada Closing Date and the Metso US Closing Date, without regard to any investigation made by Metso Canada Buyer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Companies and the Metso Canada Buyer for a period of five years following the Metso Canada Closing Date. The representations, warranties, covenants and agreements contained in Section 4.6.3 and Articles 6, 9 and 10 shall survive the completion of the transactions contemplated hereby, the Metso Canada Closing Date and the Metso US Closing Date, and shall continue in full force and effect for the benefit of Sellers, the Companies or the Metso Canada Buyer, as appropriate, without any limitation in time prescribed by this Agreement. If notice of a claim to be made against a party for (i) any breach of a representation or warranty, or the inaccuracy of any representation or warranty made by such party in or pursuant to this Agreement, or (ii) any breach of any covenant or agreement made by such party in or pursuant to this Agreement, is not received by such party prior to the expiry of the periods stated above, such party shall have no further liability under this Agreement with respect to such representation, warranty, covenant or agreement. A notice of claim shall be sufficient if it is the form set out in Section 9.2.4.

9.2   INDEMNIFICATION

9.2.1 By Sellers. Subject to Section 9.3, Sellers shall indemnify, defend, save and hold harmless Metso Canada Buyer, its Affiliates and Subsidiaries (including the Companies), and its and their respective Representatives from and against any and all claims, damages, costs, losses, Taxes (as such term is defined in Appendices 4.12 and 4.13.2, as applicable), liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including, without limitation interest, penalties, costs of mitigation, reasonable lawyers' fees (on a solicitor/client basis), reasonable experts' fees and all reasonable amounts paid in investigation, defense, audit or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by the Sellers or the Companies in or pursuant to this Agreement, (ii) any breach of any covenant or agreement made by the Sellers in or pursuant to this Agreement or (iii) any Special Claims. The Sellers indemnity shall be several (proportionate to their respective share allocation of the Purchase Price except with respect to subclause (iii) above, in respect of which the Sellers' indemnity shall be joint and several. The Sellers indemnity set forth in this Section 9.2.1 shall not apply to any matters relating to Asbestos Claims (which matters shall be dealt with exclusively by the Asbestos Indemnity Agreement).

9.2.2 By Metso Canada Buyer. Subject to Section 9.3, Metso Canada Buyer shall indemnify and save and hold harmless Sellers, their Affiliates and Subsidiaries (other than the Companies) and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by Metso Canada Buyer in or pursuant to this Agreement, or (ii) any breach of any covenant or agreement made by Metso Canada Buyer in or pursuant to this Agreement.

9.2.3 Cooperation. In connection with third-party lawsuits or actions, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such lawyers in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost (except as provided in Section 9.2.5 hereof), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

9.2.4 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought hereunder. The Claim Notice shall include the amounts the indemnified party believes in good faith are subject to indemnification and a brief basis of the claim. The indemnified party may revise its estimate of any claim by notice to the other party.

9.2.5 Third-Party Claims. If any Action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage lawyers of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense (unless the named parties to such Action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnified party shall be able to retain its own counsel at the reasonable expense of the indemnifying party), and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim could adversely affect or interrupt the indemnified party's ongoing business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage lawyers of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2.5 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

9.2.6 No Legal Proceedings Against Companies. The Sellers acknowledge and agree that, following the Closing Date, neither they nor any of their Affiliates shall commence, continue or extend any legal proceedings against either of the Companies as a result of or in connection with (i) any breach of any representation or warranty, or the inaccuracy of any representation or warranty, made by either of the Companies in or pursuant to this Agreement, or (ii) any breach of any covenant or agreement made by either of the Companies in or pursuant to this Agreement, except for any covenant or agreement made by Metso Canada in connection with its acquisition of the Metso US Shares.

9.3   LIMITATIONS

9.3.1 Limitation. Except for Special Claims, Asbestos Claims and Claims relating to the representations and warranties set forth in Section 4.13, none of the parties hereto shall be required to indemnify any other party pursuant hereto in respect of any matter or circumstance:

            (i) unless the Damages suffered by such party in respect of such matter or circumstance equal or exceed $50,000, but such indemnification shall then apply to all Damages suffered by such party in respect of such matter or circumstance; or

            (ii) to the extent that the Damages suffered by a party in respect of such matter or circumstance are caused by the party's negligence or willful misconduct.

9.3.2 Aggregate Limitation. Except for Special Claims, Asbestos Claims and Claims relating to the representations and warranties set forth in Section 4.13, a party hereto shall only be required to indemnify another party pursuant to this Agreement in respect of Damages suffered by the other party in the event that the aggregate of all of the Damages suffered by the other party to which the indemnification provisions of this Article 9 are applicable exceed $750,000, but such indemnification shall then apply to all Damages suffered by such party to which the indemnification provisions of this Article 9 are applicable.

9.3.3 Maximum Liability. Except for Special Claims, Asbestos Claims and Claims relating to the representations and warranties set forth in Section 4.13, which shall be excluded from the calculation of the total aggregate liability, the total aggregate liability of the Sellers or the Metso Canada Buyer for claims for indemnification arising under Sections 9.2.1 or 9.2.2, respectively, shall not in any event exceed $5,600,000.

9.3.4 No Consequential Damages. No party shall be liable to any other party for any loss of profits or any consequential damages suffered by the other howsoever caused or arising under this Agreement, even if the party that would otherwise be liable has been advised of the possibility of such damages or such damages were reasonably foreseeable.

9.4   SET OFF

9.4.1 Proven Claims. Metso Canada Buyer shall be entitled to set off the amount of any Proven Claim of Metso Canada Buyer, Metso Canada or Metso US against the Metso Canada Deferred Payment. Metso Canada shall be entitled to set off the amount of any Proven Claim of Metso Canada Buyer, Metso Canada or Metso US against the Metso US Deferred Payment. To the extent that a Proven Claim has been set off against one of the Metso Canada Deferred Payment or the Metso US Deferred Payment, it may not be set off against the other.

9.4.2 Unproven Claims. Metso Canada Buyer shall be entitled to deduct the amount of any Unproven Claim of Metso Canada Buyer, Metso Canada or Metso US from the Metso Canada Deferred Payment. Metso Canada shall be entitled to deduct the amount of any Unproven Claim of Metso Canada Buyer, Metso Canada or Metso US from the Metso

      US Deferred Payment. To the extent that an Unproven Claim has been deducted from one of the Metso Canada Deferred Payment or the Metso US Deferred Payment, it may not be deducted from the other.

9.4.3 Payment of Unproven Claims. To the extent that Metso Canada Buyer and/or Metso Canada have deducted Unproven Claims, they shall pay the amount of the Unproven Claims to Bennett Jones LLP (in trust pending the eventual disposition of such Claims) as escrow agent under the Purchase Price Holdback Escrow Agreement on or before the Deferred Payment Deadline.

9.5   REMEDIES

Without limiting the generality of Section 10.8, the parties agree that none of the Metso Canada Deferred Payment, the Metso US Deferred Payment, the Purchase Price Holdback Escrow Agreement or the Standby Letter of Credit:

9.5.1 limits the maximum liability of the Seller's, except as specifically set out in Sections 9.3.1 to 9.3.4;

9.5.2 limits the rights or remedies of Metso Canada Buyer, Metso Canada or Metso US to the set off rights set out in Section 9.4 or limits the rights to money held pursuant to the Purchase Price Holdback Escrow Agreement or implies that any such party must exercise its set off rights or any remedy under the Purchase Price Holdback Escrow Agreement prior to exercising any other rights or remedies in respect of this Agreement; or

9.5.3 implies that a Claim Notice or any other claim which may be made under this Agreement must be made within the time specified in the Purchase Price Holdback Escrow Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1  NOTICES

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Metso Canada addressed to:

      Metso Automation SCADA Solutions Ltd.
      Suite 200, 10333 Southport Road S.W.
      Calgary, Alberta, Canada
      T2W 3X6

      Attention:  Jose M. Flores
      Facsimile:  (403) 212-2435
      Email:  josemaria.flores@sainco.abengoa.com

      and to:

      Telvent Sistemas y Redes, S.A.
      Valgrande, 6
      28108 Alcobendas
      Madrid
      Spain

      Attention:  Manuel Sanchez
      Facsimile:  34 91 714 70 01
      Email:  manuel.sanchez@telvent.abengoa.com

      and with a copy to:

      Squire Sanders & Dempsey LLP
      4900 Key Tower
      127 Public Square
      Cleveland, Ohio
      44114-1304
      USA

      Attention:  Laura D. Nemeth
      Facsimile:  (216) 479-8780
      Email:  lnemeth@ssd.com

      and to:

      Squire Sanders & Dempsey Abogados
      Calle Velazquez 108-110
      28006 Madrid
      Spain

      Attention:  Juan Picon
      Facsimile:  34 91 590 24 20
      Email:  jpicon@ssd.com
      and to:

      Edwards, Kenny & Bray
      19th Floor 1040 West Georgia Street
      Vancouver, British Columbia, Canada
      V6E 4H3

      Attention:  William L. Hartley
      Facsimile:  (604) 689-5177
      Email:  whartley@ekb.com

If to Metso US addressed to:

      Metso Automation SCADA Solutions Inc.
      c/o Suite 200, 10333 Southport Road S.W.
      Calgary, Alberta, Canada
      T2W 3X6

      Attention:  Jose M. Flores
      Facsimile:  (403) 212-2435
      Email:  josemaria.flores@sainco.abengoa.com

      and to:

      Telvent Sistemas y Redes, S.A.
      Valgrande, 6
      28108 Alcobendas
      Madrid
      Spain

      Attention:  Manuel Sanchez
      Facsimile:  34 91 714 70 01
      Email:  manuel.sanchez@telvent.abengoa.com

      and with a copy to:

      Squire Sanders & Dempsey LLP
      4900 Key Tower
      127 Public Square
      Cleveland, Ohio
      44114-1304
      USA

      Attention:  Laura D. Nemeth
      Facsimile:  (216) 479-8780
      Email:  lnemeth@ssd.com
      and to:

      Squire Sanders & Dempsey Abogados
      Calle Velazquez 108-110
      28006 Madrid
      Spain

      Attention:  Juan Picon
      Facsimile:  34 91 590 24 20
      Email:  jpicon@ssd.com

      and to:

      Edwards, Kenny & Bray
      19th Floor 1040 West Georgia Street
      Vancouver, British Columbia, Canada
      V6E 4H3

      Attention:  William L. Hartley
      Facsimile:  (604) 689-5177
      Email:  whartley@ekb.com

If to Metso Canada Seller, addressed to:

      Metso Automation Holding B.V.
      c/o Tulppatie 1
      P.O. Box 310
      Fin-00811 Helsinki

      Attention:  Eeva-Liisa Partanen
      Facsimile:  358 20 483 5888
      Email:  eeva-liisa.partanen@metso.com

      with a copy to:

      Bennett Jones LLP
      4500 Bankers Hall East
      855 - 2nd Street SW
      Calgary, Alberta, Canada
      T2P 4K7

      Attention:  Garnet M. Schulhauser
      Facsimile:  (403) 265-7219
      Email:  schulhauserg@bennettjones.ca

      and to:

      Thelen Reid & Priest LLP
      701 Pennsylvania Avenue NW

      8th Floor
      Washington DC
      20004

      Attention:  Jerome P. Akman
      Facsimile:  (202) 508-4321
      Email:  jakman@thelenreid.com

If to Metso US Seller, addressed to:

      Neles-Jamesbury Inc.
      c/o Tulppatie 1
      P.O. Box 310
      Fin-00811 Helsinki

      Attention:  Eeva-Liisa Partanen
      Facsimile:  358 20 483 5888
      Email:  eeva-liisa.partanen@metso.com

      with a copy to:

      Bennett Jones LLP
      4500 Bankers Hall East
      855 - 2nd Street SW
      Calgary, Alberta, Canada
      T2P 4K7

      Attention:  Garnet M. Schulhauser
      Facsimile:  (403) 265-7219
      Email:  schulhauserg@bennettjones.ca

      and to:

      Thelen Reid & Priest LLP
      701 Pennsylvania Avenue NW
      8th Floor
      Washington DC
      20004

      Attention:  Jerome P. Akman
      Facsimile:  (202) 508-4321
      Email:  jakman@thelenreid.com

If to Metso Canada Buyer, addressed to:

      Telvent Sistemas y Redes, S.A.
      c/o Suite 200, 10333 Southport Road S.W.
      Calgary, Alberta, Canada
      T2W 3X6

      Attention:  Jose M. Flores
      Facsimile:  (403) 212-2435
      Email:  josemaria.flores@sainco.abengoa.com

      and to:

      Telvent Sistemas y Redes, S.A.
      Valgrande, 6
      28108 Alcobendas
      Madrid
      Spain

      Attention:  Manuel Sanchez
      Facsimile:  34 91 714 70 01
      Email:  manuel.sanchez@telvent.abengoa.com

      and with a copy to:

      Squire Sanders & Dempsey LLP
      4900 Key Tower
      127 Public Square
      Cleveland, Ohio
      44114-1304
      USA

      Attention:  Laura D. Nemeth
      Facsimile:  (216) 479-8780
      Email:  lnemeth@ssd.com

      and to:

      Squire Sanders & Dempsey Abogados
      Calle Velazquez 108-110
      28006 Madrid
      Spain

      Attention:  Juan Picon
      Facsimile:  34 91 590 24 20
      Email:  jpicon@ssd.com
      and to:

      Edwards, Kenny & Bray
      19th Floor 1040 West Georgia Street
      Vancouver, British Columbia, Canada
      V6E 4H3

      Attention:  William L. Hartley
      Facsimile:  (604) 689-5177
      Email:  whartley@ekb.com

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

10.2  CHOICE OF LAW

This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Province of Alberta. In addition, each of the parties hereto, (i) consents to submit itself to the non-exclusive personal jurisdiction of the courts of Alberta in the event any dispute arises out of this Agreement or any transaction contemplated hereby,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

10.3  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

This Agreement, together with all Appendices and Schedules hereto and the agreements contemplated by this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.4  MULTIPLE COUNTERPARTS

This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5  EXPENSES

Except as otherwise specified in this Agreement, including without limitation
Section 6.13, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement, including any commissions referred to in Section 10.6, and to any action taken by such party in preparation for carrying this Agreement into effect. Metso Canada Buyer shall pay all fees, costs and expenses of the issuing and advising banks relating to the Standby Letter of Credit and any replacements or substitutes therefor, as well as any fees payable to the issuing and advising banks listed in the Standby Letter of Credit.

10.6  BROKERAGE AND FINDER'S FEES

Except for the Transaction Bonus, Sellers agree to indemnify Metso Canada Buyer hold it harmless in respect of any claim for brokerage or other commissions relating to this Agreement or the transactions contemplated hereby which is caused by actions of either of the Sellers or any of their Affiliates. Metso Canada Buyer will indemnify Sellers and hold them harmless in respect of any claim for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereby which is caused by actions of Metso Canada Buyer or any of its Affiliates.

10.7  TITLES

The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8  CUMULATIVE REMEDIES

All rights and remedies of either party hereto, whether under or in respect of this Agreement or any document or instrument delivered pursuant to this Agreement (including the Purchase Price Holdback Escrow Agreement), are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.9  CURRENCY

All references to currency herein (except where otherwise specified) are to lawful money of the United States of America.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed, all as of the day and year first above written.

TELVENT SISTEMAS Y REDES, S.A.            METSO AUTOMATION SCADA SOLUTIONS LTD.

By:   /s/ Manuel Sanchez                 By:    /s/ Eeva-Liisa Partanen
      --------------------------------          --------------------------------
      Manuel Sanchez                            Eeva-Liisa Partanen
      --------------------------------          --------------------------------
      (Name)                                    (Name)
      Power of Attorney                         Director
      --------------------------------          --------------------------------
      (Title)                                   (Title)

                                          By:   /s/ Antti Kaunonen
                                                --------------------------------
                                                Antti Kaunonen
                                                --------------------------------
                                                (Name)
                                                Power of Attorney & Senior Vice
                                                President Tech & Bus Dev.
                                                --------------------------------
                                                (Title)


                                          METSO AUTOMATION SCADA SOLUTIONS INC.

                                          By:   /s/ Eeva-Liisa Partanen
                                                --------------------------------
                                                Eeva-Liisa Partanen
                                                --------------------------------
                                                (Name)
                                                Director
                                                --------------------------------
                                                (Title)

                                          By:   /s/ Antti Kaunonen
                                                --------------------------------
                                                Antti Kaunonen
                                                --------------------------------
                                                (Name)
                                                Power of Attorney & Senior Vice
                                                President Tech & Bus Dev.
                                                --------------------------------
                                                (Title)

                                          By:   /s/ Steve Aasen
                                                --------------------------------
                                                Steve Aasen
                                                --------------------------------
                                                (Name)
                                                Vice President Business Controls
                                                --------------------------------
                                                (Title)

                                          By:   /s/ Larry W. Stack
                                                --------------------------------
                                                Larry W. Stack
                                                --------------------------------
                                                (Name)
                                                Vice President Marketing &
                                                Technology
                                                --------------------------------
                                                (Title)


                                          METSO AUTOMATION HOLDING B.V.

                                          By:   /s/ Eeva-Liisa Partanen
                                                --------------------------------
                                                Eeva-Liisa Partanen
                                                --------------------------------
                                                (Name)
                                                Director
                                                --------------------------------
                                                (Title)

                                          By:   /s/ Antti Kaunonen
                                                --------------------------------
                                                Antti Kaunonen
                                                --------------------------------
                                                (Name)
                                                Power of Attorney & Senior Vice
                                                President Tech & Bus Dev.
                                                --------------------------------
                                                (Title)


                                          NELES-JAMESBURY, INC.

                                          By:   /s/ Eeva-Liisa Partanen
                                                --------------------------------
                                                Eeva-Liisa Partanen
                                                --------------------------------
                                                (Name)
                                                Director
                                                --------------------------------
                                                (Title)

                                          By:   /s/ Antti Kaunonen
                                                --------------------------------
                                                Antti Kaunonen
                                                --------------------------------
                                                (Name)
                                                Power of Attorney & Senior Vice
                                                President Tech & Bus Dev.
                                                --------------------------------
                                                (Title)

                                 APPENDIX 4.13.1

                              METSO US TAX MATTERS

1.1   In this Appendix 4.13.1,


      (i) "Applicable Tax Legislation" means any legislation pursuant to which Taxes are imposed by any Taxation Authority.

      (ii) "Assessment" means an assessment, reassessment or any other formal claim for, or in respect of, Taxes, which is made by any Taxation Authority.

      (iii) "Metso Canada Buyer Tax Indemnity Event" means an event deemed hereby to occur when a covenant of the Metso Canada Buyer in Section
            1.3 of this Appendix 4.13.1 has been breached or has not been performed, but excludes any event which was directly caused by any action of the Seller.

      (iv) "Post-Closing Tax Period" shall mean any taxable period (or portion thereof) beginning after the Closing Date.

      (v) "Pre-Closing Tax Period" shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

      (vi) "Seller Tax Indemnity Event" means an event deemed hereby to occur when a representation or warranty of Metso US Seller in Section
            1.2.1 or 1.2.2 of this Appendix 4.13.1 is untrue, inaccurate or otherwise breached or a covenant of the Seller in Section 1.3 of this Appendix 4.13.1 has been breached or has not been performed, but excludes any event which was directly caused by any action of the Tax Indemnified Party.

      (vii) "Straddle Period" shall mean any period for which Taxes must be reported and paid by the Companies that includes (but does not end on) the Closing Date.

      (viii) "Tax Indemnified Party" means Metso US or Metso Canada Buyer, as the context requires.

      (ix) "Tax Indemnity Amount" means the amount determined in accordance with Section 1.5.4 of this Appendix 4.13.1.

      (x) "Tax Report" shall mean all returns, estimates, information statements and reports relating to Taxes.

      (xi) "Taxation Authority" means the United States federal government and any state, county, municipal or other governmental subdivision within the United States.

      (xii) "Taxes" shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group for any period (including pursuant to US Treasury Regulation Section 1.1502-6 or comparable provisions of state, provincial, local or tax law of any applicable Governmental Authority); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person.

1.2   Tax Matters

1.2.1 Taxes. Except as set forth in Schedule 4.13.1(a), to the best of the knowledge of Metso US Seller and Metso US, Metso US has filed on a timely basis with the appropriate taxing authorities all Tax Reports required to be filed in the current year through the date hereof. The Tax Reports are complete and accurate in all material respects and were prepared and filed in accordance with applicable law. Except as set forth in Schedule 4.13.1(a), all Taxes owed by or with respect to Metso US (whether or not shown on any Tax Report) with respect to Tax Reports the due date of which precedes the date hereof have been paid.

1.2.2 US Tax Matters. Except as set forth in Schedule 4.13.1(b),


      (i) except for Sellers' affiliated group for US federal income tax purposes, Metso US is not and has not been a member of an affiliated group of corporations filing a consolidated US federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, provincial, local or foreign tax law);

      (ii) Metso US has no obligation under any agreement or arrangement with any other person or entity with respect to Taxes of such other person or entity (including pursuant to US Treasury
            Regulation Section 1.1502-6 or comparable provisions of state, provincial, local or foreign tax law) and including any liability for Taxes of any predecessor entity; and

      (iii) Metso US Seller, with respect to Metso US, is not a "foreign person" within the meaning of Section 1445 of the US Code.

1.3 Special Tax Covenants Relating to Allocation of Current Year Tax Costs; Preparation of Tax Reports


1.3.1 Allocation of Straddle Period Tax Costs.


      (iv) During the Pre-Closing Tax Period, Metso US Seller shall pay all Taxes attributable to the operations of Metso US. During the Post-Closing Tax Period, Metso Canada Buyer shall pay all Taxes attributable to Metso US' operations. If any party pays a Tax that another party has agreed to pay, the other party shall reimburse the paying party promptly after receipt of evidence of the payment.

      (v) For the purposes of any Tax based on receipts or income, the receipts or net income of Metso US during any tax period ending on the Closing Date will be determined by a closing of Metso US' books as of the close of business on the Closing Date, provided that any tax item resulting from any action not in the ordinary course of business taken by Metso US at the direction of the Metso Canada Buyer on the Closing Date after the time of the Closing but before the close of business shall be treated as occurring in the Post-Closing Tax Period.

      (vi) Real, personal, and intangible property Taxes of Metso US for the Pre-Closing Tax Period shall equal the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.

      (vii) Metso US Seller's obligation to pay any amount owed by it pursuant to this Section 1.3.1 shall be conditional upon its right to withdraw the corresponding amount of income from Metso US for which such tax is due.

1.3.2 Tax Report Filings.


      (viii) For any Straddle Period of Metso US, Metso Canada Buyer shall timely prepare and file with the appropriate authorities all Tax Reports required to be filed and shall pay all Taxes due with respect to such Tax Reports; provided, however, that Metso US Seller shall reimburse Metso Canada Buyer for any amount owed by it pursuant to Section 1.3.1 with respect to the taxable periods covered by such Tax Reports.

      (ix) For all Pre-Closing Tax Periods, Metso US Seller shall include the tax items of Metso US in Metso US Seller's consolidated federal income tax return, and Metso US Seller or its representative shall timely prepare any other Tax Reports required to be filed, and Metso US Seller shall pay all Taxes due with respect to such Tax Reports. Any Tax Report described in the preceding sentence, including the portion of Metso US Seller's consolidated federal income tax return relating to Metso US, shall be prepared on a basis consistent with Section 1.3.1 and the past practices of Metso US and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Holdco US shall deliver to Metso Canada Buyer the original of each such Tax Report (other than Metso US Seller's consolidated federal income tax return) together with the amount of Tax shown as due thereon (by the Metso Canada Buyer or, after the Closing, Metso US) at least five business days prior to the due date for the filing of such Tax Report and upon receipt thereof the Metso Canada Buyer shall cause Metso US to file timely such Tax Report (as prepared by Metso US Seller) and pay the Tax shown as due thereon.

1.3.3 Cooperation. Metso Canada Buyer and Metso US Seller shall cooperate, and Metso Canada Buyer agrees to cause Metso US to cooperate with Metso US Seller with respect to amending any Tax Report or claiming any refund of Taxes payable by or with respect to Metso US. Metso US Seller, Metso US, and Metso Canada Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing, filing and amending all Tax Reports, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

1.3.4 Refunds and Credits. Any refund or credit of Taxes of Metso US for any Pre-Closing Tax Period shall be for the account of Metso US Seller. Furthermore, Metso Canada Buyer shall waive the carryback from a taxable period beginning after the Closing Date of any items of loss, deductions, or other Tax items of Metso US, any subsidiary, or any of their respective Affiliates, including Metso Canada Buyer. Any refund or credit of Taxes of Metso US for any Post-Closing Tax Period shall be for the account of Metso Canada Buyer. Any refund or credit of Taxes of Metso US for any Straddle Period shall be equitably apportioned between Metso US Seller and Metso Canada Buyer.

1.3.5 Rights of Access Granted to Metso Canada Buyer. Metso US Seller shall grant to Metso Canada Buyer (or its designees) access at all reasonable times to all of the information, books and records relating exclusively to Metso US within the possession of Metso US Seller (including work papers and correspondence with taxing authorities), shall afford Metso Canada Buyer (or its designees) the right (at Metso Canada Buyer's expense) to take extracts therefrom and to make copies thereof, and shall provide Metso Canada Buyer reasonable access to Metso US Seller's employees who are knowledgeable regarding the relevant Tax matters to the extent reasonably necessary to permit Metso Canada Buyer (or its designees) to prepare Tax Reports and to conduct negotiations with taxing authorities, provided, however, that Metso Canada Buyer shall have no rights under this Section 1.3.5 to any information, books or records relating to Metso US Seller or its Affiliates (other than Metso US).

1.3.6 Rights of Access Granted to Metso US Seller. Metso Canada Buyer and its Affiliates shall grant, or cause Metso US to grant, to Metso US Seller (or its designee) access at all reasonable times to all of the information, books and records relating to Metso US within the possession of Metso Canada Buyer or Metso US (including work papers and correspondence with taxing authorities), shall afford Metso US Seller (or its designee) the right (at Metso US Seller's expense) to take extracts therefrom and to make copies thereof, and shall provide Metso US Seller reasonable access to Metso Canada Buyer's employees who are knowledgeable regarding the relevant Tax matters to the extent reasonably necessary to permit Metso US Seller (or its designee) to prepare Tax Reports and to conduct negotiations with taxing authorities. Metso Canada Buyer shall, or shall cause Metso US to, accurately complete on a timely basis any reasonable or customary tax information package or questionnaire submitted to it by Metso US Seller for the purpose of enabling Metso US Seller to complete any Tax Report that it is required to prepare pursuant to this Agreement.

      1.3.7 Audits and Assessments. Each of Metso Canada Buyer Metso US Seller shall promptly notify the other in writing within 10 days from its (or its affiliates') receipt of notice of any pending or threatened federal, state or local Tax audits or assessments of, or with respect to, any tax item of Metso US for which Metso US Seller is responsible under this Agreement. In the case of any tax audit or administrative or court proceeding for any taxable period ending on or prior to the Closing Date that relates to any Tax of Metso US for which Metso US Seller is responsible under this Section 1.3, Metso US Seller shall have the right to control the conduct and disposition of such audit or proceeding and to employ counsel of its choice at its expense and Metso Canada Buyer shall have the right to consult with Metso US Seller during such audit or proceeding at its own expense; provided that Metso US Seller shall not dispose of any such audit or proceeding in a manner that would purport to bind Metso US for taxable periods ending after the Closing Date without the prior written consent of Metso Canada Buyer, which consent shall not be unreasonably withheld. In the case of any tax audit or administrative or court proceeding for any taxable period beginning before the Closing Date and ending after the Closing Date that relates to any Tax for which Metso US Seller is responsible under this Section 1.3, Metso Canada Buyer shall have the right to control such audit or proceeding, provided that Metso Canada Buyer shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against Metso US Seller pursuant to this agreement without the prior written consent of Metso US Seller, which consent shall not be unreasonably withheld. Metso Canada Buyer shall cooperate fully, and cause Metso US to cooperate fully, with Metso US Seller and its counsel in the defense against or compromise of any claim in any proceeding controlled by Metso US Seller pursuant to this Section 1.3.7.

      1.3.8 Transfer Taxes, Etc. Metso Canada Buyer shall be responsible for the payment of all state, provincial and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.


      1.3.9 Section 338(h)(10) Election. If requested by Metso Canada Buyer, Metso Canada Buyer and Metso US Seller shall make and shall cause their respective affiliates to make a joint election pursuant to
            Section 338(h)(10) of the US Code (and any corresponding provision of state or local law) with respect to the purchase and sale of

            Metso US (the "SECTION 338(H)(10) ELECTIONS") in the manner described in this Section 1.3.9:

            (i) Except as otherwise provided in Section 1.3.9(iii), Metso Canada Buyer shall be responsible for the preparation of drafts of the Section 338 Forms. The "SECTION 338 FORMS" shall mean all forms and schedules required to be filed in connection with the Section 338(h)(10) Elections, including, without limitation, IRS Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations.

            (ii) At least 90 days prior to the latest date for the filing of each Section 338 Form, Metso Canada Buyer shall furnish Metso US Seller with a draft of such Section 338 Form. Metso US Seller shall notify Metso Canada Buyer of any objection Metso US Seller may have to such draft Section 338 Form within 30 days after the receipt thereof from Metso Canada Buyer. At least 30 days prior to the latest date for the filing of each
                  Section 338 Form, Metso Canada Buyer and Metso US Seller shall agree upon the final form and content of such Section 338 Form, Metso Canada Buyer shall deliver to Metso US Seller three copies of such agreed upon Section 338 Form, and each party shall execute such Form. If Metso Canada Buyer and Metso US Seller are unable so to agree, any matter of disagreement shall be resolved prior to 2 days before the due date of such
                  Section 338 Forms by the third party accountants. Metso Canada Buyer shall file the agreed upon Section 338 Forms with the applicable taxing authority on or before the due date thereof.

            (iii) On or before the last day of the fourth month beginning after the month that includes the Closing Date, Metso Canada Buyer shall provide to Metso US Seller a proposed allocation of the "aggregate deemed sales price" for the deemed sale of assets resulting from the making of the Section 338(h)(10) Elections. If Metso Canada Buyer's proposed allocation for the deemed sale of assets is based on an appraisal by an independent appraiser, then the proposed allocation shall be treated as the agreed final allocation. If the proposed allocation is not based on an independent appraisal, Metso US Seller may object to the proposed allocation. However, if Metso US Seller does not object within 10 business days after its receipt of Metso Canada Buyer's proposed allocation, such allocation shall be treated as the agreed final allocation. If Metso US Seller objects in writing to Metso Canada Buyer's proposed allocation within 10 business days after the receipt thereof, Metso Canada Buyer and Metso US Seller shall use their best efforts to agree on an allocation. If the parties cannot, within 5 business days, agree to an allocation, such disagreement shall be resolved by third party accountants, provided that any such dispute shall be resolved in favor of Metso Canada Buyer unless the third party accountants determine that there is no reasonable basis for Metso Canada Buyer's position. Following the resolution of any such dispute, such allocation shall be the final agreed allocation.

            (iv) Metso Canada Buyer and Metso US Seller agree that neither of them shall take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the
                  Section 338(h)(10) Elections following the filing of the
                  Section 338 Forms, without the written consent of Metso US Seller or Metso Canada Buyer, as the case may be.

            (v) Metso Canada Buyer and Metso US Seller shall file all Tax Reports in a manner consistent with the information contained in the Section 338 Forms as filed and the final allocation.

1.4   Tax Sharing Agreements

All Tax sharing agreements or similar agreements between Metso US and Metso US Seller or any of Metso US Seller's Affiliates shall be terminated not later than the Closing Date, and after the Closing Date Metso US shall not be bound or have any liability pursuant to any such agreement.

1.5   Seller Indemnifications.


      1.5.1 Tax Indemnity. Metso US Seller hereby indemnifies and agrees to save harmless the Tax Indemnified Party from and against all losses, damages or expenses (including all professional fees incurred with respect to the enforcement by the Tax Indemnified Party of its rights under this Section 1.5.1), to the extent and on the basis hereinafter set forth, which are suffered by the Tax Indemnified Party as a result of the occurrence of a Seller Tax Indemnity Event. Metso US Seller shall have no liability in respect of the matters covered by this Appendix 4.13.1 except in respect of a Seller Tax Indemnity Event and except on the basis provided for in this Article.

      1.5.2 Pre-Assessment Procedure. If the Tax Indemnified Party receives a notice or other communication (whether written or oral) from any Taxation Authority after the Closing Date to the effect that such Taxation Authority proposes to issue an Assessment to the Tax Indemnified Party, the basis of which is a Seller Tax Indemnity Event, the Tax Indemnified Party shall forthwith forward a copy of such notice to Metso US Seller, or otherwise notify Metso US Seller of the contents of such communication, and Metso US Seller shall have the right, at its own expense, including all legal fees, costs and expenses, to require the Tax Indemnified Party to make representations with respect to such proposed Assessment through counsel retained for this purpose by Metso US Seller. The Tax Indemnified Party shall be obligated to cooperate fully at all times with Metso US Seller and counsel so appointed, and to act in a timely manner, and in good faith, to make available all documents and records necessary to enable Metso US Seller to make representations with respect to, or otherwise contest, the proposed Assessment. If Metso US Seller, having received notice of, or other communication in respect of, a proposed Assessment, as contemplated herein, decides not to require the Tax Indemnified Party to make representations with respect to such proposed Assessment, Metso US Seller shall promptly so inform the Tax Indemnified Party and thereafter the Tax Indemnified Party may do so on its own behalf, and at its own expense. Any decision by the Tax Indemnified Party not to make representations or any lack of success by the Tax Indemnified Party in such action shall not, in such event, relieve Metso US Seller of its obligation to indemnify the Tax Indemnified Party pursuant to the terms and conditions of this Article, except that such indemnity shall not, in such instance, extend to legal and other costs incurred by the Tax Indemnified Party in connection with such proposed Assessment at any time prior to the actual issuance of an assessment.

      1.5.3 Procedure on Assessment. If any Taxation Authority should at any time issue an Assessment to the Tax Indemnified Party the basis of which is, in whole or in part, a Seller Tax Indemnity Event, Metso US Seller shall pay the Tax Indemnity Amount in relation to the Assessment to the Tax Indemnified Party, within thirty (30) days after the Tax Indemnified Party has received the assessment, the amount (including any interest and/or penalty) specified in such Assessment.

      1.5.4 Tax Indemnity Amount. The Tax Indemnity Amount in relation to an Assessment shall mean the aggregate of:


            (i) the amount (including any interest and/or penalty) specified in such Assessment insofar as such amount is attributable to a Seller Tax Indemnity Event;

            (ii) an amount of interest from the date of mailing of such Assessment to the date of the payment by the Seller to the Tax Indemnified Party of the amount specified in Section 1.5.4 of this Appendix 4.13.1 calculated on the amount specified in
                  Section 1.5.4 of this Appendix 4.13.1 at a rate equal to the prescribed interest rate for the purposes of the Applicable Tax Legislation pursuant to which the Assessment has been issued; and

            (iii) the amount necessary to compensate the Tax Indemnified Party for any tax payable in respect of the receipt of the Tax Indemnity Amount, subject to the duty of the Tax Indemnified Party to mitigate such tax amount payable.

            After Metso US Seller has paid the Tax Indemnity Amount in respect of an Assessment, the Tax Indemnified Party shall forthwith pay an amount (not exceeding the amount received from Metso US Seller) to the Taxation Authority sufficient to satisfy the obligation of the Tax Indemnified Party in respect of the Assessment to the Taxation Authority.

      1.5.5 Objection/Appeal Procedure. The Tax Indemnified Party shall, within ten (10) working days after the receipt of an Assessment, send a copy of such Assessment to Metso US Seller. Metso US Seller shall be entitled to undertake the carriage of any objection or appeal from such Assessment. Metso US Seller shall be entitled to retain its own counsel for that purpose and shall be responsible for all expenses, including legal fees and other costs associated therewith. The Tax Indemnified Party shall cooperate with Metso US Seller to the extent reasonably necessary if Metso US Seller wishes to object to or appeal any such Assessment. Metso US Seller shall be responsible for all expenses, including legal fees and costs, incurred by the Tax Indemnified Party in so cooperating. If such objection or appeal is successful in whole or in part, the Tax Indemnified Party shall pay to Metso US Seller within twenty (20) days of receipt, the amount of any refund received in respect of such Assessment (not exceeding the portion of the Tax Indemnity Amount in respect of such Assessment that Metso US Seller has paid to the Tax Indemnified Party as herein provided) together with the applicable portion of interest received on such refund, determined on an after-tax basis, and all legal costs to which the Tax Indemnified Party becomes entitled as a result of such successful objection or appeal. The Tax Indemnified Party shall join in and pursue any objection to or appeal of any such Assessment in a timely manner and in good faith, shall cooperate fully, at all times, with Metso US Seller and counsel that Metso US Seller retains and shall make available to Metso US Seller and such counsel all documents and records which may reasonably be necessary to enable Metso US Seller to contest such Assessment.

1.6 Metso Canada Buyer Indemnifications. Metso Canada Buyer hereby indemnifies and agrees to save harmless Metso US Seller, on an after-tax basis, from and against all losses, damages or expenses (including all professional fees incurred with respect to the enforcement by Metso US Seller of its rights under this Section 1.6), which are suffered by Metso US Seller as a result of the occurrence of a Metso Canada Buyer Tax Indemnity Event.

                                 APPENDIX 4.13.2

                              CANADIAN TAX MATTERS

1.1   Definitions. In this Appendix 4.13.2:

            (i) "Applicable Tax Legislation" means any legislation pursuant to which Taxes are imposed by any Taxation Authority;

            (ii) "Assessment" means an assessment, reassessment or any other formal claim for, or in respect of, Taxes, which is made by any Taxation Authority;

            (iii) "Company" means Metso Canada;

            (iv) "Deemed Year End" means the time that is immediately before the time that control of the Company is acquired by the Metso Canada Buyer, as more particularly described in paragraph 249(4)(a) of the Tax Act;

            (v) "GST" means goods and services tax imposed under the GST Legislation;

            (vi)  "GST Legislation" means the Excise Tax Act (Canada);

            (vii) "Metso Canada Buyer Tax Indemnity Event" means an event deemed hereby to occur when a covenant of the Metso Canada Buyer in
                  Section 4.1 of this Appendix 4.13.2 has been breached or has not been performed, but excludes any event which was directly caused by any action of the Seller;

            (viii) "Seller" means Metso Canada Seller;

            (ix) "Seller Tax Indemnity Event" means an event deemed hereby to occur when a representation or warranty of the Seller in
                  Section 2.1 of this Appendix 4.13.2 is untrue, inaccurate or otherwise breached or a covenant of the Seller in Section 3.1 of this Appendix 4.13.2 has been breached or has not been performed, but excludes any event which was directly caused by any action of the Tax Indemnified Party;

            (x) "Tax Act" means the Income Tax Act (Canada), as amended to the Closing Date;

            (xi) "Tax Indemnified Party" means the Company or the Metso Canada Buyer, as the context requires;

            (xii) "Tax Indemnity Amount" means the amount determined in accordance with Section 5.1.4 of this Appendix 4.13.2;

            (xiii) "Tax Returns" means all returns, reports, declarations, statements, bills, schedules or written information of, or in respect of, Taxes which are required to be filed with, or supplied to, any Taxation Authority;

            (xiv) "Taxation Authority" means the federal government of Canada and any provincial, county, municipal or other governmental subdivision within Canada; and

            (xv) "Taxes" means all taxes, including any interest, penalties, or other additions thereto, that are imposed by a Taxation Authority, and shall for greater certainty include, but not be limited to, federal and provincial income and capital taxes, payroll and employee withholding taxes, employment insurance premiums, Canada pension plan contributions, GST, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation premiums, and all other amounts of the same or of a similar nature to any of the foregoing, whether or not such amounts are described as taxes, which are imposed by a Taxation Authority.

2.1 Seller's Representations. Except as set forth in Schedule 4.13.2, the Seller represents and warrants to the Metso Canada Buyer that, to the best of the knowledge of the Seller:

      2.1.1 Filings. The Company has, or will have, duly, and in a timely manner, filed all Tax Returns which were required to be filed by it with any Taxation Authority on or before the Closing Date. Each such Tax Return has or will have been prepared in accordance with the Applicable Tax Legislation pursuant to which each such Tax Return is required to be filed and is, or will be, true, complete and correct in all material respects.

      2.1.2 Withholdings. The Company has withheld, and will continue until the Closing Date to withhold, any Taxes which are required by any Applicable Tax Legislation to be withheld and has paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes which have been or will be withheld, to the applicable Taxation Authority.

      2.1.3 Payment and Accrual of Taxes. The Company has paid, on a timely basis, all Taxes, including any installments or prepayments of Taxes, which are required to have been paid to any Taxation Authority pursuant to any Applicable Tax Legislation or has recorded such amounts in the Metso Canada Financial Statements as a reserve for taxes payable, or taxes recoverable as the case may be. No deficiency with respect to the payment of any Taxes has been asserted against the Company by any Taxation Authority.

      2.1.4 Outstanding Assessments. There are no outstanding Assessments against the Company.

      2.1.5 Extensions. The Company is not a party to any agreement, waiver or arrangement with any Taxation Authority which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any Assessment.


      2.1.6 Taxation Year End. The taxation year of the Company, for the purposes of the Tax Act, ends on December 31st in each year.


      2.1.7 Residence. The Seller is a non-resident of Canada, for the purposes of the Tax Act, and a resident of the Netherlands, for the purposes of the Canada-Netherlands Income Tax Convention (1986).


      2.1.8 Taxable Canadian Corporation. The Company is a taxable Canadian corporation, within the meaning of subsection 89(1) of the Tax Act.


      2.1.9 Acquisition of Control of the Company. There has been no acquisition of control, for the purposes of the Tax Act, of the Company within the last six taxation years of the Company.


      2.1.10 GST. The Company is duly registered under the GST Legislation and its GST registration number is 121751283.


3.1 Covenants of the Seller. The Seller covenants and agrees with the Buyer as follows:


      3.1.1 Filing of Returns. The Seller will cause the preparation of all Tax Returns which relate to any period prior to the Closing Date but which are not required to be filed with the applicable Taxation Authority until after the Closing Date. For greater certainty, this covenant shall apply to the Tax Returns which are required by the Tax Act in respect of the fiscal period of the Company which ends on the Deemed Year End.

4.1 Covenants of the Metso Canada Buyer. The Metso Canada Buyer covenants and agrees with the Seller as follows:


      4.1.1 Tax Return Filing. The Metso Canada Buyer shall ensure that all Tax Returns of the Company for any period ending after the Closing Date are prepared and filed on a basis consistent with the provisions of this Appendix 4.13.2 and shall further ensure that no Tax Returns of the Company for any period ending on or before the Closing Date are amended without obtaining the prior written consent of the Seller.

            The Metso Canada Buyer shall ensure that all Tax Returns prepared by Seller pursuant to Section 3.1.1 of this Appendix 4.13.2 will be filed on a timely basis, and will pay or cause to be timely paid all taxes of the Company shown as due on such Tax Returns.

      4.1.2 Final Tax Return Filing. The Metso Canada Buyer will, or will cause the Company to, make available to the Seller such information as the Seller may reasonably request in order to enable the Seller to comply with its obligations under Section 3.1.1 of this Appendix 4.13.2.

      4.1.3 Refund of Taxes. If the Company receives or becomes entitled to receive a refund for, or in respect of, any taxation year ending prior to the Closing Date, other than any such refund which results from the carryback of a loss from a taxation year ending after the Closing Date, then the amount of such refund, inclusive of interest thereon, shall be applied to reduce the amount of any Tax Indemnity Amount that may become payable by the Seller hereunder. If any such Tax Indemnity Amount has been paid by the Seller hereunder, then the Tax Indemnified Party which has received such Tax Indemnity Amount shall, forthwith after the receipt of such refund, inclusive of interest thereon, by the Company, repay the amount which the Tax Indemnified Party has received from the Seller, to the extent of the amount of such refund, inclusive of interest thereon, together with interest on the amount so repaid at a rate equal to the Royal Bank of Canada prime rate on the date that such refund, inclusive of interest, is received by the Company.

5.1   Seller Indemnifications.


      5.1.1 Tax Indemnity. The Seller hereby indemnifies and agrees to save harmless the Tax Indemnified Party from and against all losses, damages or expenses (including all professional fees incurred with respect to the enforcement by the Tax Indemnified Party of its rights under this Section 5.1.1), to the extent and on the basis hereinafter set forth, which are suffered by the Tax Indemnified Party as a result of the occurrence of a Seller Tax Indemnity Event. The Seller shall have no liability in respect of the matters covered by this Appendix 4.13.2 except in respect of a Seller Tax Indemnity Event and except on the basis provided for in this Article.

      5.1.2 Pre-Assessment Procedure. If the Tax Indemnified Party receives a notice or other communication (whether written or oral) from any Taxation Authority after the Closing Date to the effect that such Taxation Authority proposes to issue an Assessment to the Tax Indemnified Party, the basis of which is a Seller Tax Indemnity Event, the Tax Indemnified Party shall forthwith forward a copy of such notice to the Seller, or otherwise notify the Seller of the contents of such communication, and the Seller shall have the right, at its own expense, including all legal fees, costs and expenses, to require the Tax Indemnified Party to make representations with respect to such proposed Assessment through counsel retained for this purpose by the Seller. The Tax Indemnified Party shall be obligated to cooperate fully at all times with the Seller and counsel so appointed, and to act in a timely manner, and in good faith, to make available all documents and records necessary to enable the Seller to make representations with respect to, or otherwise contest, the proposed Assessment. If the Seller, having received notice of, or other communication in respect of, a proposed Assessment, as contemplated herein, decides not to require the Tax Indemnified Party to make representations with respect to such proposed Assessment, the Seller shall promptly so inform the Tax Indemnified Party and thereafter the Tax Indemnified Party may do so on its own behalf, and at its own expense. Any decision by the Tax Indemnified Party not to make representations or any lack of success by the Tax Indemnified Party in such action shall not, in such event, relieve the Seller of its obligation to indemnify the Tax Indemnified Party pursuant to the terms and conditions of this Article, except that such indemnity shall not, in such instance, extend to legal and other costs incurred by the Tax Indemnified Party in connection with such proposed Assessment at any time prior to the actual issuance of an assessment.

      5.1.3 Procedure on Assessment. If any Taxation Authority should at any time issue an Assessment to the Tax Indemnified Party the basis of which is, in whole or in part, a Seller Tax Indemnity Event, the Seller shall pay the Tax Indemnity Amount in relation to the Assessment to the Tax Indemnified Party, within thirty (30) days after the Tax Indemnified Party has received the assessment, the amount (including any interest and/or penalty) specified in such Assessment.

      5.1.4 Tax Indemnity Amount. The Tax Indemnity Amount in relation to an Assessment shall mean the aggregate of:


            (i) the amount (including any interest and/or penalty) specified in such Assessment insofar as such amount is attributable to a Seller Tax Indemnity Event;

            (ii) an amount of interest from the date of mailing of such Assessment to the date of the payment by the Seller to the Tax Indemnified Party of the amount specified in Section 5.1.4 of this Appendix 4.13.2 calculated on the amount specified in
                  Section 5.1.4 of this Appendix 4.13.2 at a rate equal to the prescribed interest rate for the purposes of the Applicable Tax Legislation pursuant to which the Assessment has been issued; and

            (iii) the amount necessary to compensate the Tax Indemnified Party for any tax payable in respect of the receipt of the Tax Indemnity Amount, subject to the duty of the Tax Indemnified Party to mitigate such tax amount payable.

            After the Seller has paid the Tax Indemnity Amount in respect of an Assessment, the Tax Indemnified Party shall forthwith pay an amount (not exceeding the amount received from the Seller) to the Taxation Authority sufficient to satisfy the obligation of the Tax Indemnified Party in respect of the Assessment to the Taxation Authority.

      5.1.5 Objection/Appeal Procedure. The Tax Indemnified Party shall, within ten (10) working days after the receipt of an Assessment, send a copy of such Assessment to the Seller. The Seller shall be entitled to undertake the carriage of any objection or appeal from such Assessment. The Seller shall be entitled to retain its own counsel for that purpose and shall be responsible for all expenses, including legal fees and other costs associated therewith. The Tax Indemnified Party shall cooperate with the Seller to the extent reasonably necessary if the Seller wishes to object to or appeal any such Assessment. The Seller shall be responsible for all expenses, including legal fees and costs, incurred by the Tax Indemnified Party in so cooperating. If such objection or appeal is successful in whole or in part, the Tax Indemnified Party shall pay to the Seller within twenty (20) days of receipt, the amount of any refund received in respect of such Assessment (not exceeding the portion of the Tax Indemnity Amount in respect of such Assessment that the Seller has paid to the Tax Indemnified Party as herein provided) together with the applicable portion of interest received on such refund, determined on an after-tax basis, and all legal costs to which the Tax Indemnified Party becomes entitled as a result of such successful objection or appeal. The Tax Indemnified Party shall join in and pursue any objection to or appeal of any such Assessment in a timely manner and in good faith, shall cooperate fully, at all times, with the Seller and counsel that the Seller retains and shall make available to the Seller and such counsel all documents and records which may reasonably be necessary to enable the Seller to contest such Assessment.

6.1 Metso Canada Buyer Indemnifications. The Metso Canada Buyer hereby indemnifies and agrees to save harmless the Seller, on an after-tax basis, from and against all losses, damages or expenses (including all professional fees incurred with respect to the enforcement by the Seller of its rights under this
Section 6.1), which are suffered by the Seller as a result of the occurrence of a Metso Canada Buyer Tax Indemnity Event.

                                TABLE OF CONTENTS

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                                    ARTICLE 1
                                 INTERPRETATION

    1.1   Defined Terms.........................................................       1
    1.2   Other Defined Terms...................................................       7
    1.3   Best of Knowledge.....................................................       8
    1.4   Appendices and Schedules..............................................       8

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

    2.1   Transfer of Shares....................................................       9
    2.2   Purchase Price........................................................       9

                                    ARTICLE 3
                                     CLOSING

    3.1   Closing...............................................................      11
    3.2   Deliveries at Closing.................................................      11

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

    4.1   Organization..........................................................      12
    4.2   Subsidiaries..........................................................      12
    4.3   Authorization.........................................................      13
    4.4   No Violation; Consents................................................      13
    4.5   Capitalization........................................................      13
    4.6   Financial Statements..................................................      14
    4.7   No Change in the Assets...............................................      15
    4.8   Real Property.........................................................      16
    4.9   Books and Records.....................................................      16
    4.10  Litigation............................................................      17
    4.11  Compliance with Law; Permits..........................................      17
    4.12  No Other Agreements to Sell the Companies.............................      17
    4.13  Tax Matters...........................................................      17
    4.14  Canadian Employees and Employee Benefits..............................      17
    4.15  US Employee and Employee Benefits.....................................      18
    4.16  Labor Relations.......................................................      20
    4.17  Environmental Matters.................................................      21
    4.18  Contracts and Commitments.............................................      21
    4.19  Intellectual Property.................................................      23
    4.20  Insurance.............................................................      27
    4.21  Employees.............................................................      27
    4.22  Competition Act (Canada)..............................................      27
    4.23  Negation..............................................................      28

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                                       -ii-
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                                    ARTICLE 5
      REPRESENTATIONS AND WARRANTIES OF METSO CANADA BUYER AND METSO CANADA

    5.1   Organization..........................................................      28
    5.2   Authorization.........................................................      28
    5.3   No Violation; Consents................................................      29
    5.4   Litigation............................................................      29
    5.5   Investment Purpose Only...............................................      29
    5.6   Competition Act (Canada)..............................................      29

                                    ARTICLE 6
                                    COVENANTS

    6.1   Further Assurances....................................................      30
    6.2   Sellers' Covenants....................................................      30
    6.3   Metso Canada Buyer's Covenants........................................      30
    6.4   Metso Canada's Covenants..............................................      30
    6.5   Public Announcements..................................................      30
    6.6   Confidentiality.......................................................      31
    6.7   Transitional Arrangements.............................................      32
    6.8   Debt..................................................................      32
    6.9   Change of Name........................................................      33
    6.10  Insurance.............................................................      33
    6.11  Group Plans...........................................................      33
    6.12  Computer Network......................................................      33
    6.13  Transaction Bonus.....................................................      34
    6.14  Dutch Filings.........................................................      34
    6.15  Bank Accounts.........................................................      34
    6.16  Patent Assignment.....................................................      34

                                    ARTICLE 7
                       CONDITIONS TO SELLERS' OBLIGATIONS

    7.1   Conditions prior to Metso Canada Closing..............................      34
    7.2   Conditions prior to Metso US Closing..................................      35
    7.3   Waiver or Termination by Sellers......................................      36

                                    ARTICLE 8
                 CONDITIONS TO METSO CANADA BUYER'S OBLIGATIONS

    8.1   Conditions prior to Metso Canada Closing..............................      37
    8.2   Conditions prior to Metso US Closing..................................      38
    8.3   Waiver or Termination by Metso Canada Buyer...........................      40

                                    ARTICLE 9
                 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    9.1   Survival of Representations, Etc......................................      40
    9.2   Indemnification.......................................................      41
    9.3   Limitations...........................................................      43
    9.4   Set Off...............................................................      43
    9.5   Remedies..............................................................      44

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                                     -iii-

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                                    ARTICLE 10
                                  MISCELLANEOUS

   10.1   Notices...............................................................      44
   10.2   Choice of Law.........................................................      50
   10.3   Entire Agreement; Amendments and Waivers..............................      50
   10.4   Multiple Counterparts.................................................      50
   10.5   Expenses..............................................................      50
   10.6   Brokerage and Finder's Fees...........................................      51
   10.7   Titles................................................................      51
   10.8   Cumulative Remedies...................................................      51
   10.9   Currency..............................................................      52

                                   APPENDICES

Appendix 4.13.1               Metso US Tax Matters
Appendix 4.13.2               Metso Canada Tax Matters

                                    SCHEDULES

Schedule 1.1.3            Asbestos Indemnity Agreement
Schedule 1.1.40           Standby Letter of Credit
Schedule 2.2.3.2          Tax Holdback Escrow Agreement
Schedule 2.2.5            Purchase Price Holdback Escrow Agreement
Schedule 4.4              Consents
Schedule 4.6              Financial Statements
Schedule 4.6.2            Undisclosed Liabilities
Schedule 4.8              Real Property
Schedule 4.10             Litigation
Schedule 4.13.1(a)        Tax Reports
Schedule 4.13.1(b)        Consolidated US Tax Returns
Schedule 4.13.2           Canadian Tax Matters
Schedule 4.14.1           Canadian Employee Plans
Schedule 4.14.3           Metso Canada Remuneration
Schedule 4.14.4           Metso Canada Employment Contracts
Schedule 4.14.6           Canadian Employee Plan Compliance
Schedule 4.15.1           US Employee Plans
Schedule 4.15.3           Metso US Employment Contracts
Schedule 4.15.4           US Employee Plans Compliance
Schedule 4.15.6           Former Employees
Schedule 4.17             Environmental Matters
Schedule 4.18             Contracts
Schedule 4.18.2           Good Standing of Agreements
Schedule 4.18.3           Bank Guarantees and Surety Bonds
Schedule 4.19.2           Intellectual Property Rights
Schedule 4.19.3           Infringement or Misappropriation of Intellectual
                          Property
Schedule 4.19.5           Third Party Owned Intellectual Property
Schedule 4.19.6           Software

Schedule 4.19.7 Transfer of Ownership of Intellectual Property and Exclusive Licensing Arrangements
Schedule 4.19.8           Disclosure of Trade Secrets
Schedule 4.20             Insurance Obligations
Schedule 4.21.1           Employee and Director Information
Schedule 5.3              Buyer's Consents
Schedule 6.7.1            Released Contracts
Schedule 6.7.2            Special Contracts
Schedule 6.9              Terms of Use of Trademark